EXHIBIT 10.34

LEASE (Multi Tenant) between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA and MASON ELECTRIC CO., a DELAWARE CORPORATION August 6, 2003

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TABLE OF CONTENTS

1.		Parties	1

2.		Premises, Parking and Common Areas	1
	2.1	Premises	1
	2.2	Vehicle Parking	2
	2.3	Common Areas - Definition	3
	2.4	Common Areas - Tenant's Rights	3
	2.5	Common Areas - Rules and Regulations	3
	2.6	Common Areas - Changes	4
	2.7	Measurement of Premises	5
	2.8	Access	5
	2.9	Rooftop Cooling Equipment	6
	2.10	Utility Room	6

3.		Term	6
	3.1	Term	6
	3.2	Delay in Possession	8
	3.3	Early Possession	8
	3.4	Consequences of Certain Terminations	8

4.		Rent	9
	4.1	Base Rent	9
	4.2	Operating Expenses	9
	4.3	Controllable Operating Expenses	15
	4.4	Certain Capital Items	16
	4.5	Capital Items Incurred by Tenant for Compliance Work	17

5.		Security Deposit	17

6.		Use	18
	6.1	Use	18
	6.2	Compliance with Law	18
	6.3	Conditions of Premises	19

7.		Maintenance, Repairs, Alterations and Common Area Services	20
	7.1	Landlord's Obligations	20
	7.2	Tenant's Obligations	21
	7.3	Alterations and Additions	22
	7.4	Utility Additions	27
	7.5	Condition of Premises Upon Termination; Additional Use Provisions	27

8.		Insurance; Indemnity	28

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9.		Damage or Destruction	33
	9.1	Definitions	33
	9.2	Premises Partial Damage; Premises Building Partial Damage	34
	9.3	Premises Total Destruction; Premises Building Total Destruction	35
	9.4	Damage Near End of Term	36
	9.5	Abatement of Rent; Tenant's Remedies	36
	9.6	Termination - Advance Payments	37
	9.7	Waiver	37
	9.8	Recovery of Certain Costs	37

10.		Real Property Taxes	37
	10.1	Payment of Taxes	37
	10.2	Additional Improvements	37
	10.3	Definition of "Real Property Tax"	38
	10.4	Separate Assessment	38
	10.5	Personal Property and Specific Use Taxes	38
	10.6	Additional Provisions Regarding Real Property Taxes	39

11.		Utilities	39

12.		Assignment and Subletting	39
	12.1	Landlord's Consent Required	39
	12.2	Tenant Affiliate	41
	12.3	Tenants Other Than Individuals	42
	12.4	Terms and Conditions of Assignment	42
	12.5	Terms and Conditions Applicable to Subletting	43
	12.6	Attorney's Fees	45
	12.7	Permitted Occupants	45

13.		Default Remedies	45
	13.1	Default	45
	13.2	Remedies	47
	13.3	Default by Landlord	48
	13.4	Late Charges	49

14.		Condemnation	49

15.		Broker's Commissions	51

16.		Estoppel Certificate	51
	16.1	Delivery	51
	16.2	Failure to Deliver	51
	16.3	Financial Statements	52

17.		Landlord's Liability	52

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18.		Severability	52

19.		Interest on Past-due Obligations	52

20.		Time of Essence	53

21.		Additional Rent	53

22.		Incorporation of Prior Agreements; Amendments	53

23		Notices	53

24.		Waivers	55

25.		Recording	55

26.		Holding Over	55

27.		Cumulative Remedies	55

28.		[INTENTIONALLY OMITTED]	55

29.		Binding Effect; Choice of Law	55

30.		Subordination; Attornment; Non-Disturbance	56
	30.1	Subordination	56
	30.2	Attornment	56
	30.3	Non-Disturbance	56
	30.4	Self-Executing	56

31.		Attorney's Fees	57
	31.1	Attorney's Fees	57
	31.2	Notices of Default	57

32.		Landlord's Access	58

33.		Auctions	58

34.		Signs	58

35.		Merger	59

36.		Consents	59

37.		[Intentionally Omitted]	59

38.		Quiet Possession	59

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39.		Options	59
	39.1	Definition	59
	39.2	Options Personal	60
	39.3	Multiple Options	60
	39.4	Effect of Default on Options	60
	39.5	First Option	60
	39.6	Second Option	61
	39.7	Fair Market Rent	62

40.		Security Measures	64

41.		Easements	65

42.		Performance Under Protest	65

43.		Authority	65

44.		[Intentionally Omitted]	65

45.		Amendments to Lease	65

46.		Storage Tanks	66
	46.1	Storage Tanks	66
	46.2	Consultants	66

47.		Tenant's Covenants Regarding Hazardous Materials	66
	47.1	Landlord's Prior Consent	66
	47.2	Compliance with Hazardous Materials Laws	67
	47.3	Hazardous Materials Removal	67
	47.4	Notices	68
	47.5	Indemnification of Landlord	68
	47.6	Studies	68
	47.7	Preexisting Conditions	69
	47.8	Certain Permitted Hazardous Materials	70

48.		Recovery of Concessions Upon Early Termination	70

49.		Easements and Restrictions of Record	70

50.		No Offer or Reservation	70

51.		Waiver of Trial by Jury	71

52.		ERISA	71

53.		Roof Antenna	71

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54.	Guaranty	72

55.	Tenant's Rights to Terminate Lease	72

56.	Tenant's Right of First Offer	72

57.	Landlord Improvements	75

58.	Tenant Improvements	75

59.	Right to Make Repairs	75

60.	Rent Abatement Right	76

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LEASE

      1.    Parties. This Lease (the "Lease"), dated, for reference purposes only, August 6, 2003, is made by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (herein called "Landlord") and MASON ELECTRIC CO., a Delaware Corporation (herein called "Tenant").

      2.    Premises, Parking and Common Areas

            2.1    Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term, at the rental, and upon all of the conditions set forth herein, that certain real property situated in the County of Los Angeles, State of California, commonly known as 13955 Balboa Blvd., Sylmar, California and described as the portion containing 96,372 square feet of the building located on the property shown on Exhibit "A" hereto, said 96,372 square feet herein referred to as the "Premises," and cross-hatched on Exhibit "A" attached hereto, including rights to the Common Areas as hereinafter specified but not including any rights to the roof of the Premises (except as otherwise specifically provided in paragraphs 2.9 or 53 of this Lease) or to any Building in the Industrial Center. The actual size of the Premises is subject to measurement, as provided herein, and the foregoing statement as to the size of the Premises shall not be binding on the parties until the confirmation thereof after measurement of the size of the Premises. The area of the Premises includes approximately 8,000 square feet of an existing mezzanine structure (the "Existing Mezzanine"). Tenant shall, in compliance with the terms and conditions in Exhibit "D" hereto (the "Work Letter"), construct an additional mezzanine within the Premises (the "Mezzanine Expansion"). The Mezzanine Expansion and the other tenant improvements constructed by Tenant pursuant to the Work Letter are referred to herein as the "Tenant Improvements." The rent and any other charges payable by Tenant shall not be increased as a result of that construction, the Mezzanine Expansion shall not be considered in determining Tenant's Share of Operating Expense, as the intent of the Parties is that Tenant shall not, during the initial or extension terms, pay rent or increased rent for or on account of the Mezzanine Expansion. The Premises are a portion of a building, herein referred to as the "Building." The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other improvements thereon, are herein collectively referred to as the "Industrial Center." Tenant shall be granted access to the Building, the Tenant's Parking Area (as defined below) twenty-four (24) hours per day, seven (7) days per week, every day of the year, subject to temporary interruptions for maintenance and repairs. The Premises includes the space identified on Exhibit "A" as the "Excess Space." The Excess Space contains approximately 1,300 square feet of area. Even though the Excess Space forms a physical part of the Premises, the area of the Excess Space shall be ignored in determining (a) the area of the Premises, (b) the Base Rent, (c) Tenant's Share of Operating Expenses, and (d) the Fair Market Rental Rate. In addition, the additional

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utility or rental value provided by the presence of additional dock high loading doors in the Excess Space shall be ignored in determining Fair Market Rental Rate.

            2.2    Vehicle Parking. Tenant shall be entitled to, at no additional charge or rent other than payment of Operating Expenses, 252 vehicle parking spaces on those portions of the Common Areas designated by Landlord for Tenant's parking and shown on Exhibit "B" attached hereto ("Tenant's Parking Area") on an exclusive basis. Tenant shall have the right to post signs on Tenant's Parking Area designating such parking spaces as being for the exclusive use of Tenant, and Tenant shall have the right to tow any vehicles improperly parked in Tenant's Parking Area. Tenant shall indemnify and hold Landlord harmless from and against any and all costs, claims, losses, liability and expenses arising out of or in connection with Tenant's towing any vehicles parked in Tenant's Parking Area. At Tenant's written request, Landlord shall cooperate with Tenant, at no cost to Landlord, in Tenant's reasonable efforts to control use of Tenant's Parking Area, but Landlord shall have no obligation to commence any action or proceeding or declare any other tenant in the Industrial Center in default. Of Tenant's 252 parking spaces, 20 shall be tandem parking stalls created by restriping Tenant's unused loading dock area as shown on Exhibit "B" attached hereto. In the event that the Tenant is able to further restripe unused loading dock area to obtain more than 20 tandem parking stalls, those additional spaces shall not reduce the total of 252 parking spaces that constitute Tenant's Parking Area. Unless Landlord agrees in writing at its sole and absolute discretion, Tenant shall not use more parking spaces than said number. Said parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Vehicles other than Permitted Size Vehicles are herein referred to as "Oversized Vehicles." Tenant shall have the right to park Oversized Vehicles in the portion of Tenant's Parking Area that includes the loading dock area of the Premises. Landlord agrees to cooperate with Tenant, at no cost or expense to Landlord, in Tenant's efforts to obtain additional parking spaces at locations other than the Industrial Center. Notwithstanding the foregoing, Tenant's obligations under this Lease are not conditioned upon Tenant obtaining any additional parking. Based on the current striping of the parking areas of the Industrial Center, there are approximately 9 handicapped parking spaces located within Tenant's Parking Area. Tenant may relocate the handicapped parking spaces within Tenant's Parking Area provided that Tenant first obtains all necessary governmental approvals to that reallocation.

                  2.2.1    Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than Tenant's Parking Area (which includes Tenant's loading dock area.)

                  2.2.2    If Tenant permits or allows any of the prohibited activities described in paragraph 2.2 of this Lease, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow

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away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

            2.3    Common Areas -- Definition. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and of other tenants of the Industrial Center and their respective employees, suppliers, shippers, customers and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

            2.4    Common Areas -- Tenant's Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Industrial Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord's designated agent, which consent may be revoked at any time upon reasonable prior written notice to Tenant. In the event that any unauthorized storage shall occur, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

            2.5    Common Areas -- Rules and Regulations. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations with respect thereto. Tenant agrees to abide by and conform to all such rules and regulations, and to cause its employees to so abide and conform. Tenant agrees to use its best efforts to cause its suppliers, shippers, customers, and invitees to so abide and conform to all such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance with said rules and regulations by other Tenants of the Industrial Center. Notwithstanding the foregoing, in the event Tenant notifies Landlord of any non-compliance with said rules and regulations by any other tenant of the Industrial Center which adversely affects Tenant's use and enjoyment of the Premises or the Common Areas, Landlord shall use its reasonable efforts to cause such other Tenant to comply with such rules and regulations; provided that Landlord shall have no obligation to commence or prosecute any action or proceeding against such other Tenant. Landlord shall enforce all rules and regulations in a non-discriminatory manner. Landlord shall not enforce the Rules and Regulations in an unreasonable manner or in a manner

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which shall unreasonably interfere with the normal and customary use of the Premises by Tenant for its normal and customary operations. Landlord agrees that the Rules and Regulations shall not be changed, revised or enforced in any unreasonable way by Landlord, nor modified or added to by Landlord in such a way as to unreasonably interfere with Tenant's use of the Premises or Tenant's Parking Area.

            2.6    Common Areas -- Changes. Provided that Tenant's access to and use of the Premises and Tenant's Parking Area are not unreasonably impaired, Tenant's rent is not increased thereby, or Tenant's obligations are not increased, subject to the terms and conditions hereof, Landlord shall have the right, in Landlord's sole discretion, from time to time:

            (a)    To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, provided, however, that such changes do not unreasonably and materially restrict Tenant's use of or access to the Premises and Tenant's Parking Area;

            (b)    To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises and Tenant's Parking Area remains available;

            (c)    To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

            (d)    To add additional buildings and improvements to the Common Areas;

            (e)    To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Industrial Center, or any portion thereof;

            (f)    To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

                  2.6.1    Landlord shall at all times provide to Tenant and the Premises the parking facilities required by applicable law and in no event shall the number of parking spaces that Tenant is entitled to under paragraph 2.2 be reduced or Tenant's access thereto unreasonably restricted. Landlord shall not move the location of Tenant's Parking Area.

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            2.7    Measurement of Premises. The term "Measurement Standard" shall mean measurement to the center line of demising walls between the Premises and the space of other tenants in the Building and to the "drip line" of the Building, with respect to all other dimensions that are not demising walls. Landlord shall, within ninety (90) days after Landlord has completed Landlord's Work, cause the rentable and usable areas of the Premises and the Building to be measured in accordance with the Measurement Standard by an architect selected by Landlord and cause the architect making that measurement to certify to Tenant that such determinations have been made in accordance with therewith. Tenant shall have the right, exercisable within ninety (90) days after the date Landlord gives Tenant written notice of the final field measurements of the Premises and the Building in accordance with the Measurement Standard, to have its architect remeasure the Premises and the Building within such ninety (90) day period. In the event that Tenant does not cause the Premises and the Building to be remeasured, within that time period, the measurements made by Landlord shall be final. In the event Tenant causes the Premises and the Building to be measured within those time periods, and the remeasurement by Tenant's architect and Landlord's architect differs by more than 1%, Landlord and Tenant shall meet along with their respective architects and attempt to resolve the discrepancy in their measurements. If Landlord and Tenant do not agree on a resolution of the discrepancy of those measurements within fifteen days of Tenant's notice to Landlord of its architect's calculations of the square footage of the Premises and the Building, Landlord and Tenant shall submit their measurements to a third architect selected as provided below who shall then determine the square footage of the Premises and the Building by selecting between Landlord's architect's measurement and Tenant's architect's measurement. The third architect shall be selected by Tenant from a list of at least three (3) architects provided by Landlord, each of which architects shall not have performed work for either Landlord or Tenant within five (5) years before the date of this Lease. If Tenant fails to select the third architect from the list provided by Landlord within ten (10) days after Landlord's delivery of that list to Tenant, Landlord may select the third architect from that list. That third architect shall reach a determination within thirty days after receipt of copies of Tenant's architect's and Landlord's architect's calculations. The cost of the third architect shall be paid by the person whose measurement is not selected by the third architect. Upon the parties agreement or the resolution of the size of the Premises and the Building by the third architect, the Base Rent and Tenant's Share shall be retroactively and prospectively adjusted to reflect that final determination of the number of square feet under the Measurement Standard in the Premises and Building and the parties shall execute an amendment to this Lease to confirm those modifications. All of the architects, including the third architect, shall be bound by the Measurement Standard.

            2.8    Access. Notwithstanding anything to the contrary contained in the Lease, Tenant's parking privileges shall be available in Tenant's Parking Area

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Tenant twenty-four (24) hours per day, seven (7) days per week, every day of the year. Tenant's parking shall be non-tandem except as otherwise provided in paragraph 2.2.

            2.9    Rooftop Cooling Equipment. Tenant may install on the roof of the Building cooling towers, cooling equipment and other customary equipment, subject to Landlord's approval as to location and design, as part of the Tenant Improvements, (the "Rooftop Equipment"); provided (a) Tenant pays the cost of reinforcing the roof to support the Rooftop Equipment to the extent recommended by Landlord's licensed structural engineer, (b) Tenant pays all costs and expenses in connection with the maintenance and repair of the roof determined by Landlord to arise from the installation, repair or removal of the Rooftop Equipment, (c) Tenant's access to the roof is subject to such rules and regulations as Landlord may impose from time to time, (d) the Rooftop Equipment is screened from view in a manner approved by Landlord, and (e) at the expiration or earlier termination of the Lease, Tenant, at Tenant's sole cost and expense, removes the Rooftop Equipment and repairs and restores the roof of the Building to the extent determined by Landlord as necessary to put the roof in as good a condition as would exist in the absence of the installation, maintenance and removal of the Rooftop Equipment.

            2.10    Utility Room. In the event a utility room is constructed within the area indicated as the Premises, and that utility room provides or is intended to provide access to utilities for space in the Building other than the Premises, then the area of that utility room shall be allocated between Tenant and the balance of the Building in the same proportion that the area of the Premises (excluding the utility room) bears to the area of the Building (excluding the utility room).

      3.    Term.

            3.1    Term. The term of this Lease shall be for ten (10) years commencing on the date (the "Commencement Date") that is the later of (a) January 1, 2004 (the "Early Date"), or (b) the date that is the earlier of (i) the date upon which Tenant occupies the Premises for the purposes of conducting its business, or (ii) April 1, 2004 (the "Late Date"), and ending at 5:00 p.m. Pacific Time on the date that is ten (10) years after the Commencement Date, unless sooner terminated pursuant to any provision hereof. In the event Landlord does not deliver the Premises to Tenant with Landlord's Work (as defined below), substantially completed by the Outside Delivery Date (as defined below), then the Early Date and the Late Date shall be extended by one day for each day after the Outside Delivery Date until Landlord substantially completes Landlord's Work. The "Outside Delivery Date" initially means November 1, 2003 but shall be delayed by one day for each day Landlord is delayed in completing Landlord's Work due to the acts or omissions of Tenant. If completion of the Tenant Improvements by Tenant is actually delayed by reason of a Landlord Delay or a Force Majeure Delay (each as defined below), the Early Date and the Late Date shall be delayed by one (1) day for each day that substantial completion

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of the Tenant Improvements is actually delayed thereby. Tenant agrees to use commercially reasonable efforts to provide Landlord with written notice when it has actual knowledge of an event or circumstance which Tenant believes may constitute a Landlord Delay or a Force Majeure Delay, which notice shall set forth in reasonable detail the facts or circumstances resulting in such delay and the projected duration of such delay. Tenant agrees to take all commercially reasonable efforts to minimize the effect of such delay upon the completion of the Tenant Improvements. No Force Majeure Delay or Landlord Delay shall be deemed to occur for any day that the delay in completion of the Tenant Improvements (or any delay in Landlord's efforts to remedy any such delay) results from any act, omission or negligence of Tenant or its agents, employees or contractors. Notwithstanding anything to the contrary herein, no Landlord Delay or Force Majeure Delay shall be deemed to occur unless and until Tenant has provided written notice to Landlord specifying the event or circumstance constituting a delay. As used in this Lease, the term "Landlord Delay" means any actual delay in the completion of the Tenant Improvements which is due to (a) delays by Landlord in giving approvals or authorizations with respect to the Tenant Improvements beyond the time period set forth in the Work Letter for the applicable work; (b) delays in the completion of the Tenant Improvements caused by any unreasonable failure or refusal of Landlord to permit Tenant, its agents and contractors access to and use of the Premises and Tenant's Parking Area required for the orderly, continuous and expeditious performance of the work necessary to complete the Tenant Improvements; (c) delays in the progress of the Tenant Improvements caused by the presence of any New Hazardous Materials (as defined in the Work Letter) in the Premises not brought onto the Premises by Tenant or its agents, contractors, employees or invitees; (d) delays in the progress of the Tenant Improvements caused by Landlord's failure to pay the Tenant Improvement Allowance as and when required under the Work Letter; (e) delays in the progress of the Tenant Improvements caused by Landlord's breach of its warranties in Paragraph 6.2(a) and/or 6.3(a), below. As used in this Lease, the term "Force Majeure Delay" means any actual delay in the completion of the Tenant Improvements which is attributable to (i) any act of God, war, riot, sabotage, blockade, embargo, civil commotion, act of public enemy or casualty; (ii) lightening, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or any similar industry-wide cause beyond the reasonable control of Tenant, or any of its contractors or their representatives, or (iii) the delay in the approval by the Association (as defined in the Work Letter") of Tenant's plans beyond the date that is 15 business days after Tenant's submittal of those plans to the Association. Upon the determination of the Commencement Date and the final area of the Premises, Landlord and Tenant shall execute an amendment to this Lease in a form prepared by Landlord to confirm the Commencement Date, the area of the Premises and any necessary adjustments to the amounts in this Lease that are based on the area of the Premises, but failure to execute that amendment shall not affect the determination of the Commencement Date, the final area of the Premises or the adjustment of those amounts as provided in this Lease.

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            3.2    Delay in Possession. Notwithstanding Outside Delivery Date, if for any reason Landlord cannot deliver possession of the Premises to Tenant by the Outside Delivery Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder or extend the term hereof; provided, however, that if Landlord shall not have delivered possession of the Premises by the Out Date (as defined below), Tenant may at Tenant's option, by notice in writing to Landlord within fifteen (15) days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not received by Landlord within said fifteen (15) business day period, Tenant's right to cancel this Lease hereunder shall terminate and be of no further force or effect. The "Out Date" initially means December 1, 2003, but shall be delayed by one day for each day Landlord is delayed in completing Landlord's Work due to the acts or omissions of Tenant.

            3.3    Early Possession. If Tenant occupies the Premises prior to the Outside Delivery Date for the purpose of preparing the Premises for Tenant's eventual use and operation of the Premises, such early occupancy shall be subject to all provisions of this Lease, such early occupancy shall not advance the commencement or termination date of the term of this Lease; provided, however, Tenant shall not be obligated to pay any Rent or perform Tenant's other monetary obligations hereunder for such period of early occupancy. Tenant shall be permitted to enter the Premises after the full execution and delivery of this Lease and prior to the Outside Delivery Date without the obligation for payment of rent for the purpose of constructing the Tenant Improvements; provided that (a) Tenant will not interfere with Landlord's construction of the Landlord's Work, (b) Tenant first provides Landlord with all insurance required by the terms of this Lease, and (c) all construction by Tenant shall be performed in accordance with the terms of this Lease. Without limiting any other provision of this Lease, Landlord shall not be responsible for damages or loss to any work performed by Tenant or to Tenant's personal property or the personal property of Tenant's contractor's, employees or agents which occurs during such period of early access.

            3.4    Consequences of Certain Terminations. In the event this Lease is terminated by Tenant pursuant to paragraphs 3.2 or 47.6 of this Lease or paragraph 2.6 of the Work Letter, Landlord shall return to Tenant any prepayments of Base Rent and the Security Deposit promptly after receipt from Tenant of evidence of the termination of Tenant's contracts for construction of the Tenant Improvements and evidence of payment of all amounts due under those contracts and subcontracts, including unconditional lien releases on final payment in the form required by applicable law. In the event of such a termination, Tenant shall not be obligated to reimburse Landlord for the costs of any improvements made or other costs incurred by Landlord, Landlord shall not be obligated to reimburse Tenant for any improvements or other costs

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incurred by Tenant and neither party shall have any further obligation under this Lease, except for any obligation under this Lease of Tenant to indemnify Landlord for mechanic's liens arising from Tenant's Work or for any personal injury that may have occurred in the course of Tenant's occupancy of the Premises.

      4.    Rent.

            4.1    Base Rent. Tenant shall pay to Landlord, as base rent (the "Base Rent") for the Premises, without any offset or deduction, except as may be otherwise expressly provided in this Lease, on the first day of each month of the term hereof, monthly payments in advance in accordance with the following schedule:

Months	Monthly Base Rent	Monthly Base Rent Per Square Foot
1 - 4 5 - 10 11 - 24 25 - 48 49 - 72 73 - 96 97 - Expiration of initial term	Abated $25,381.82 $50,765.78 $54,280.97 $58,083.49 $62,171.20 $66,544.10	Abated $0.267 $0.534 $0.571 $0.611 $0.654 $0.700

            Tenant shall pay Landlord upon the execution hereof $25,381.82 as Base Rent for the fifth month after the Commencement Date. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the Base Rent. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing. As an inducement to Tenant's entering into this Lease, the schedule of rent provided for in this paragraph 4.1 reflects a full abatement of Base Rent for the first four months after the Commencement Date and additional 180 days thereafter of a 50% abatement of Base Rent. Landlord and Tenant agree that for tax reporting purposes, none of the Base Rent due in periods in which the Base Rent is not being abated shall be allocated to any other period.

            4.2    Operating Expenses. Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant's Share, as hereinafter defined, of all Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

            (a)    "Tenant's Share" is defined, for purposes of this Lease, as 47.2257%.

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            (b)    "Operating Expenses" is defined, for purposes of this Lease, as all actual costs incurred by Landlord relating to the ownership and operation of the Industrial Center, including but not limited to the following, but excluding the items set forth on Exhibit "E" hereto and any other item expressly excluded from Operating Expenses by the terms of this Lease:

            (i)    The operation, repair and maintenance, in neat, clean, good order and condition, of the following:

            (aa)    The Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area lighting facilities, and fences and gates, elevators and roof.

            (bb)    Tenant directories and exterior signs;

            (cc)    Fire detection systems, including sprinkler system maintenance and repair.

            (dd)    Any other service to be provided by Landlord that is elsewhere in this Lease stated to be an "Operating Expense."

            (ii)    Trash disposal, property management and security services and the cost of any fire-life safety or building department inspections required by a governmental authority;

            (iii)    Any deductible portion of an insured loss concerning the Building or the Common Areas;

            (iv)    The cost of the premiums for the liability and property insurance policies maintained by Landlord under paragraph 8 hereof; provided that if Landlord elects to self-insure or includes the Premises under blanket insurance policies covering multiple properties, then the cost included in Operating Expenses shall include the portion of the reasonable cost of such self-insurance or blanket insurance that is logically and reasonably allocated to the Premises;

            (v)    The amount of the real property tax to be paid by Landlord under paragraph 10.1 hereof;

            (vi)    The cost of water, gas, electricity and telephone to service the Common Areas;


            (vii)    the cost of Landlord's performing the maintenance obligations described in paragraph 7.1, including replacements to the extent not covered by a warranty;

            (viii)    the cost of operating, repairing, replacing and maintaining the Building, the roof, and any other utilities or equipment, wherever situated, that are for the common use of the tenants of the Building or Industrial Center to the extent not covered by a warranty; and

            (ix)    the cost of the Commercial General Liability policy of insurance obtained by Landlord pursuant to paragraph 8.3(d), excluding increases in premiums caused by the use of the Building by other tenants.

            (c)    The inclusion of the improvements, facilities and services set forth in paragraph 4.2(b) of the definition of Operating Expenses shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide those services unless the Industrial Center already has the same, Landlord already provides the services, or Landlord has agreed elsewhere in this Lease to provide the same or some of them.

            (d)    The percentage set forth in paragraph 4.2(a) has been determined by dividing the approximate square footage of the Premises (excluding any Mezzanine Expansion) by the total approximate square footage of rentable space contained in the Building (excluding any Mezzanine Expansion). It is understood and agreed that the percentage figure set forth in 4.2(a) is an approximation which Landlord and Tenant agree is reasonable and shall not be subject to revision except in connection with an actual change in the size of the Premises or a change in the space available for lease in the Building or pursuant to paragraph 2.7.

            (e)    [Intentionally Omitted]

            (f)    Tenant's Share of Operating Expenses shall be payable by Tenant within ten (10) business days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord's option, however, an amount may be estimated by Landlord from time to time of Tenant's Share of annual Operating Expenses and the same shall be payable monthly, during each twelve-month period of the Lease term, on the same day as the Base Rent is due hereunder. Landlord shall deliver to Tenant within sixty (60) days after the expiration of each calendar year, or as soon thereafter as practicable (but in no event later than two (2) years after the expiration of the


applicable calendar year), a reasonably detailed statement showing Tenant's Share of the actual Operating Expenses incurred during the preceding year. If Tenant's payments under this paragraph 4.2(f) during said preceding year exceed Tenant's Share as indicated on said statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Share of Operating Expenses next falling due. If Tenant's payments under this paragraph during said preceding year were less than Tenant's Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within ten (10) days after delivery by Landlord to Tenant of said statement. Except with respect to real estate taxes, Landlord may not first seek reimbursement of an Operating Expense more than two (2) years after the end of the calendar year in which that Operating Expense is incurred by Landlord.

            (g)    If Tenant disputes the amount of Tenant's Share of Operating Expenses stated in the statement for that year (the "Statement"), Tenant may designate, within one hundred eighty (180) days after receipt of that Statement, an independent certified public accountant that is a member of a nationally or regionally recognized accounting firm and must not charge a fee based on the amount of Tenant's Share of Operating Expenses that the accountant is able to save Tenant by the inspection (a "Qualified Auditor") to inspect Landlord's records. In addition, during that one hundred eighty (180) day period, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord's accounting records; provided that Tenant maintains in strict confidence any and all information obtained from Landlord. Tenant is not entitled to request that inspection, however, if Tenant is then in default after the expiration of applicable notice and cure periods under this Lease. Tenant must give reasonable notice to Landlord of the request for inspection, and the inspection must be conducted in Landlord's offices at a reasonable time or times. Landlord shall be required to maintain records of all Operating Expenses for the entirety of the three-year period following Landlord's delivery to Tenant of each statement setting forth Tenant's Share of Operating Expenses. As a condition precedent to any inspection by Tenant's accountant, Tenant shall deliver to Landlord a copy of Tenant's written agreement with such accountant, which agreement shall include provisions which state that (i) Landlord is an intended third party beneficiary of such agreement, (ii) such accountant will not in any manner solicit or agree to represent any other tenant of the Industrial Center with respect to an audit or other review of Landlord's accounting records at the Industrial Center, and (iii) such accountant shall maintain in strict confidence any and all information obtained in connection with the review and shall not voluntarily disclose such information to any person or entity other than to the management personnel of Tenant. An overcharge of Operating Expenses by Landlord shall not entitle Tenant to terminate this Lease. If Tenant's auditor


finds errors or over or under charges in Landlord's Statement, said findings must be immediately and simultaneously reported to both Landlord and Tenant, with full written support for such findings and specific reference to the relevant Lease provisions disqualifying such expenses, if applicable. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant in accordance therewith. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant's auditor and Landlord's books and records. The two auditors shall then meet to resolve any difference between the audits. If agreement cannot be reached within two (2) weeks after the auditors' initial meeting, then the auditors shall together select a third auditor (who shall be a Qualified Auditor) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two auditors, Tenant and Landlord. The third auditor shall leave submitted findings unopened for a period of two (2) weeks, during which time Landlord and Tenant may attempt to reach a negotiated settlement. If no settlement is reached, then within fifteen (15) days following the completion of such two-week period, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the "Final Finding." The third auditor shall not have the option of selecting a compromise between the first two auditors' findings, nor to make any other finding. If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of the Operating Expenses next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge. If the Final Finding results in a credit to Tenant in excess of five percent (5%) of Tenant's Share of Operating Expenses, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in a credit to Tenant of less than one percent (1%) of Tenant's Share of the total Operating Expense, Tenant shall pay its own costs and reimburse Landlord for its costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

            (h)    Landlord and Tenant shall promptly adjust between them by appropriate cash payment any balance determined to exist with respect to Tenant's Share of Operating Expenses after the end of the calendar year in which this Lease terminates, prorating for any partial year involved.

            (i)    Notwithstanding anything to the contrary in this paragraph 4.2, (i) the property management fee payable by Tenant shall be calculated solely based on the gross rentals under this Lease, (ii) Tenant's Share with respect to such property management fee shall be deemed to be 100% to


reflect that only the portion of the property management fee attributable to the gross rentals under this Lease are payable by Tenant, and (iii) Tenant shall not be obligated to pay any property management fee attributable to the gross rentals under any other lease in the Industrial Center.

            (j)    Notwithstanding anything to the contrary in this Paragraph 4.2, Operating Expenses shall exclude Cascades Business Park Association Fees, which include without limitation, maintenance, security, insurance, association management fees and reserves for Cascades Business Park.

            (k)    Operating Expenses shall exclude all costs attributable to the maintenance, repair or replacement of the structural portions of the roof, walls and foundations of the Building. Operating Expenses shall also exclude all costs, which Landlord is reimbursed under any warranty provided by manufacturer or any other third party.

            (l)    Tenant's Share of certain of the Operating Expenses shall also be subject to the limitation contained in Paragraph 4.3, below.

            (m)    In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on or reasonably equitable basis.

            (n)    Landlord further agrees that since one of the purposes of Operating Expenses and the gross up provision is to allow Landlord to require Tenant to pay for the costs attributable to its Premises, Landlord agrees that (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building, and (ii) Landlord shall make no profit from Landlord's collections of Operating Expenses. All assessments which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment installment is actually paid; provided, however, that if the prevailing practice in comparable Buildings is to pay such assessments on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord.


            (o)    Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a general line item by line item basis, showing the applicable expense for the applicable year.

            (p)    Landlord shall in any year during which the Building is not one hundred percent (100%) occupied during the entire calendar year, adjust the variable portion of Operating Expenses to what the Operating Expenses would have been had the Building been one hundred percent (100%) occupied during the entire calendar year with all tenants paying full rent, as contrasted with free rent, half rent or the like.

            4.3    Controllable Operating Expenses.

            (a)    As used herein the following terms shall have the following meanings:

            (i)    "Controllable Operating Expenses" shall mean the actual Operating Expenses for electrical, plumbing, roof maintenance, exterior painting, maintenance to the parking facility, building management, grounds and "other" contracts.

            (ii)    "First-Year Controllable Operating Expenses" shall mean the lesser of (A) an amount equal to $0.288 multiplied by the number of rentable square feet in the Premises (exclusive of the Mezzanine Expansion) and (B) the total amount of actual Controllable Operating Expenses incurred during the portion of the term in calendar year 2004 multiplied by a fraction, the numerator of which is three hundred sixty-five (365) and the denominator of which is the number of days from the Commencement Date to the last day of calendar year 2004.

            (iii)    "Controllable Operating Expenses Cap" means (1) with respect to calendar year 2004, the First Year Controllable Operating Expenses, and (2) with respect to calendar years after calendar year 2004, the First Year Controllable Operating Expenses multiplied by the applicable "Growth Factor" set forth in the following schedule for such 12-month calendar year:

Lease Year	Growth Factor

Calendar Year 2005	1.035
Calendar Year 2006	1.070
Calendar Year 2007	1.105
Calendar Year 2008	1.140


Calendar Year 2009	1.175
Calendar Year 2010	1.210
Calendar Year 2011	1.245
Calendar Year 2012	1.280
Calendar Year 2013	1.315

            (b)    In the event that during any calendar year during the initial ten (10) year term of this Lease, the Controllable Operating Expenses exceed the applicable Controllable Operating Expenses Cap, then (a) for purposes of calculating Tenant's Share, Operating Expenses shall be deemed reduced by the amount by which Controllable Operating Expenses exceed the applicable Controllable Operating Expenses Cap, and (b) such excess may be carried over into the following calendar years without interest for purposes of determining Tenant's Share with respect to such following calendar years by adding such excess to Controllable Operating Expenses for such following calendar years.

            4.4    Certain Capital Items. As used herein, the term "Capital Item" means an item, the cost of which under generally accepted accounting principles, consistently applied, must be capitalized and not expensed. As used herein, the term "Amortized Capital Cost" means a repair, maintenance, replacement, alteration or improvement which (a) is a Capital Item, and (b) either (i) costs $5,000.00 or more with respect to a single Capital Item or (ii) has a cost that when added to other Capital Items which are not Amortized Capital Costs would cause the amount of costs for Capital Items that are not Amortized Capital Costs and that are paid by Tenant as Operating Expenses to exceed $25,000.00 in any calendar year. In any event, the replacement of the roof membrane and the replacement of the parking lot surface shall be treated as an Amortized Capital Cost for purposes of this Paragraph 4.4. As used herein, the term "Useful Life" means the useful life of the particular Capital Item determined under generally accepted industry standards. As to each Operating Expense otherwise payable by Tenant pursuant to this Lease that is an Amortized Capital Cost, the Amortized Capital Cost shall be included in Operating Expenses in a monthly amount (the "Monthly Recovery Amount") which equals the monthly amount that would fully amortize a loan having a principal balance equal to the Amortized Capital Cost and an interest rate equal to the Amortization Interest Rate (as defined below) in equal monthly payments over the number of months in the Useful Life of the applicable Capital Item. Commencing on the first day of the calendar month after the calendar month in which the applicable Capital Item is completed and on the first day of each month thereafter until the earlier of (A) the expiration of the term of the Lease, or (B) the expiration of the number of months in the item's Useful Life used to calculate the Monthly Recovery Amount, Tenant shall pay Landlord as part of Operating Expenses an amount equal to Tenant's Share of the Monthly Recovery Amount as to each Amortized Capital Cost. As used herein, the term "Amortization Interest Rate" means an interest rate equal to the LIBOR Rate plus 100 basis points,


where the "LIBOR Rate" means, for each month, the one (1) month LIBOR (London Interbank Offered Rate) Rate published in The Wall Street Journal (the "Reported Rate") on the first Publication Date (as defined below) of the applicable month. If The Wall Street Journal (i) publishes more than one (1) Reported Rate on any Publication Date, the average of such rates shall apply or (ii) publishes a retraction or correction of any Reported Rate, the corrected rate reported in such retraction or correction shall apply. If the Reported Rate is no longer published at least monthly, the LIBOR Rate shall be deemed to be such other London Interbank Offered Rate published in The Wall Street Journal as most reasonably approximates the Reported Rate. As used herein, the term "Publication Date" means any date on which the LIBOR Rate is published in The Wall Street Journal.

            4.5    Capital Items Incurred by Tenant for Compliance Work. With respect to any Capital Item which is the obligation of Tenant pursuant to paragraph 6.2(b) of the Lease (other than Capital Items that are (i) related to or part of the Tenant Improvements or any alterations by Tenant or (ii) required due to Tenant's particular use of the Premises, Tenant's breach of the Lease or any alterations or other improvements to the Premises by Tenant) (each, a "Tenant Capital Cost"), Tenant may give notice to Landlord of the amount of the Tenant Capital Cost and that Tenant requires that Landlord reimburse Tenant for the entire cost of the Tenant Capital Cost and agrees to repay Landlord on a monthly basis in the same manner as if the Tenant Capital Cost were an Amortized Capital Cost under paragraph 4.4. In lieu of reimbursing Tenant for the cost of the Tenant Capital Cost, Landlord may elect to perform the work giving rise to the Tenant Capital Cost itself, and seek reimbursement from Tenant pursuant to this paragraph 4.5. If Tenant makes the election under this paragraph 4.5, and Landlord does not elect to perform the work itself, Landlord shall reimburse Tenant for the entire cost of such Capital Item within thirty (30) days after Tenant's notice. As a condition to Landlord's obligation to make the payments to Tenant described in this paragraph, Tenant shall provide Landlord with reasonable evidence that the costs of such Capital Item was paid and unconditional mechanic's lien releases in the form required under California law from the contractor and subcontractors who installed the Capital Item.

      5.    Security Deposit. Tenant shall deposit with Landlord upon execution hereof $50,765.78 as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults beyond any applicable notice and cure with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to


restore said deposit to the full amount then required of Tenant and Tenant's failure to do so shall be a material breach of this Lease. If the monthly rent shall, from time to time, increase during the term of this Lease, Tenant shall, at the time of such increase, deposit with Landlord additional money as a security deposit so that the total amount of the security deposit held by Landlord shall at all times bear the same proportion to the then current Base Rent as the initial security deposit bears to the initial Base Rent set forth in paragraph 4. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant's obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit.

      6.    Use.

            6.1    Use. The Premises shall be used and occupied only for manufacturing, warehousing, and assembly of controls and related systems for the aircraft industry and general office use and other uses reasonably related thereto, and for a cafeteria for the employees of Tenant and for no other purpose unless consented to by Landlord in writing, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall be solely responsible for (a) determining if and to the extent Tenant's use is permitted by applicable laws and regulations and (b) obtaining and maintaining all permits and licenses required by applicable laws and regulations for such use.

            6.2    Compliance with Law.

            (a)    Landlord warrants to Tenant that the Premises (including the Existing Mezzanine), in the state existing on the date that the Lease term commences, but without regard to alterations by Tenant or to the use for which Tenant will occupy the Premises, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such Lease term commencement date. In the event it is determined that this warranty has been violated, then it shall be the obligation of the Landlord, after written notice from Tenant, to promptly, at Landlord's sole cost and expense (and not as an Operating Expense), rectify any such violation. In the event Tenant does not give to Landlord written notice of the violation of this warranty within twelve (12) months from the date that the Lease term commences, the correction of same shall be the obligation of Tenant at Tenant's sole cost, subject to Paragraph 4.5.


            (b)    Except as provided in paragraph 6.2(a) Tenant shall, at Tenant's expense, promptly comply with all applicable statutes, ordinances, rules, regulations, orders, and requirements of any fire insurance underwriters or rating bureaus, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises or the occupation and use by Tenant of the Premises and of the Common Areas. Tenant shall not violate the terms of any covenants or restrictions of record in effect prior to the date of this Lease and of which Tenant has received written notice (the "Applicable Covenants and Restrictions"). Tenant shall not use nor permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Industrial Center. Tenant shall also be responsible for the cost of compliance with all laws and requirements that impose any fee (including without limitation any impact fees), obligation, order or duty on Landlord or Tenant in respect of the Common Area, the Industrial Center, or the Building, arising from or related to: (i) Tenant's use of the Premises for other than standard warehouse use; (ii) the manner of conduct of Tenant's business or operation of its installations, equipment or other property (for other than standard warehouse uses); (iii) any cause or condition created by or at the instance of Tenant including without limitation any improvement of or alteration to the Premises; or (iv) breach of any of Tenant's obligations hereunder; and Tenant shall pay all fees, costs, expenses, fines, penalties and damages imposed upon Landlord by reason of or arising out of Tenant's failure to fully and promptly comply with and observe the provision of this Paragraph 6.2. Where Tenant's compliance as required by this Paragraph 6.2 necessitates action by Tenant for which this Lease requires Landlord's consent, Tenant shall obtain such consent before taking such actions.

            6.3    Conditions of Premises.

            (a)    Landlord shall deliver the Premises to Tenant clean and free of debris upon completion of Landlord's Work and Landlord warrants to Tenant that the plumbing, lighting, mechanical systems, sprinkler systems, windows, and loading doors in the Premises other than those portions constructed by Tenant shall be in good operating condition on the date Landlord delivers possession to Tenant after completion of Landlord's Work. In the event that it is determined that this warranty has been violated, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to promptly, at Landlord's sole cost (and not as an Operating Expense), rectify such violation. Tenant's failure to give such written notice to Landlord within thirty (30) days after the Lease


Commencement Date shall cause the conclusive presumption that Landlord has complied with all of Landlord's obligations under this paragraph 6.3(a).

            (b)    Except as otherwise provided in this Lease, Tenant hereby accepts the Premises in their condition existing as of the date that Landlord delivers to Tenant possession of the Premises, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any matters of record and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor Landlord's agent has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant's business.

            (c)    Notwithstanding anything to the contrary contained herein, in the event Landlord holds a warranty covering any work of repair or maintenance Tenant is obligated to perform under this Lease, Landlord shall, at Tenant's cost, assign such warranty to Tenant to the extent necessary to allow Tenant to obtain the benefit of that warranty for that repair or maintenance. Effective upon any termination of this Lease, any warranty to the extent so assigned to Tenant is hereby reassigned by Tenant to Landlord at no cost to Tenant.

      7.    Maintenance, Repairs, Alterations and Common Area Services.

            7.1    Landlord's Obligations. Subject to the provisions of paragraph 4.2 (Operating Expenses), 6 (Use), 7.2 (Tenant's Obligations) 7.5, (Condition of Premises Upon Termination) and 9 (Damage or Destruction) and except for damage caused by any negligent or intentional act or omission of Tenant, Tenant's employees, suppliers, shippers, customers, or invitees, in which event Tenant shall repair the damage, Landlord, at Landlord's expense, subject to reimbursement pursuant to paragraph 4.2, shall keep in good condition and repair the (a) foundations, (b) exterior walls, (c) structural condition of interior (i) bearing walls, (ii) structural columns, (iii) structural beams and (iv) Existing Mezzanine, (d) roof (including roof membrane) of the Premises, and (e) parking lots, walkways, driveways, landscaping, fences, signs and utility installations of the Common Areas and all parts thereof. Landlord shall not, however, be obligated to paint the exterior or interior surface of exterior walls, nor shall Landlord be required to maintain, repair or replace windows, doors or plate glass of the Premises, or to maintain or repair anything required to be maintained by Tenant under paragraph 7.2. Landlord shall have no obligation to make repairs under this paragraph 7.1 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. Without limiting Tenant's self-help rights under Paragraph 59, below, Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep


the Premises in good order, condition and repair. Landlord shall not be liable for damages or loss of any kind or nature by reason of Landlord's failure to furnish any Common Area services when such failure is caused by accident, breakage, repairs, strikes, lockout, or other labor disturbances or disputes of any character or by any other cause beyond the reasonable control of Landlord. In the event Landlord's failure to furnish any Common Area services is due to causes beyond the reasonable control of Landlord, Landlord will use reasonable efforts to reinstate those services as soon as reasonably possible given the circumstances.

            7.2    Tenant's Obligations.

            (a)    Subject to the provisions of paragraphs 6 (Use), 7.1 (Landlord's Obligations), and 9 (Damage or Destruction), Tenant, at Tenant's expense, shall keep in good order, condition and repair the Premises and every part thereof (whether or not the damaged portion of the Premises or the means of repairing the same are reasonably or readily accessible to Tenant) including, without limiting the generality of the foregoing, the Mezzanine Expansion, any mechanical, plumbing, heating, ventilating and air conditioning systems (Tenant shall procure and maintain, at Tenant's expense, a ventilating and air conditioning system maintenance contract), electrical and lighting facilities and equipment within the Premises, or that serves only the Premises wherever situated, fixtures, interior walls and interior surfaces of exterior walls, ceilings, windows, doors, plate glass, and skylights located within the Premises. If Tenant fails or elects not to do so, Landlord reserves the right to procure and maintain the ventilating and air conditioning system maintenance contract at a commercially reasonable cost and expense with the appropriate standards of maintenance standards, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand for the cost thereof.

            (b)    If Tenant fails to perform Tenant's obligations under this paragraph 7.2 or under any other paragraph of this Lease, Landlord may enter upon the Premises after ten (10) days' prior written notice to Tenant (except in the case of emergency, in which no notice shall be required) perform such obligations on Tenant's behalf and put the Premises in good order, condition and repair, and the cost thereof together with interest thereon at the maximum rate then allowable by law shall be due and payable as additional rent to Landlord together with Tenant's next Base Rent installment. Notwithstanding the foregoing, Landlord shall not enter the Premises to make such repairs if Tenant completes those repairs within that ten (10) day notice period, or, if the nature of the obligation is such that it cannot be reasonably completed with such ten (10)-day period, Tenant commences those repairs within that ten (10)-day period and diligently prosecutes the repairs to completion.


            (c)    On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant's trade fixtures, alterations, furnishings and equipment.

            7.3    Alterations and Additions.

            (a)    Tenant shall not, without Landlord's prior written consent make any alterations, improvements, additions, or Utility Installations in, on or about the Premises, or the Industrial Center, except that no such consent shall be needed for the Tenant Improvements (other than is required in the Work Letter Agreement attached as Exhibit "D") and for nonstructural alterations to the Premises not exceeding $25,000 as to any single work of alteration or $100,000 in the aggregate in the five (5) year period during the term of this Lease (the "Threshold Amounts"). In any event, whether or not in excess of the Threshold Amounts, Tenant shall make no change or alteration to the exterior of the Premises nor the exterior of the Building nor the Industrial Center without Landlord's prior written consent. Notwithstanding the foregoing, Tenant may install a roof antenna as expressly permitted by Paragraph 53 of this Lease. Landlord agrees that Tenant may construct a cafeteria in the Premises, subject to Landlord's approval of the plans for that work and Tenant's compliance with the other requirements of this Paragraph 7.3 in connection with the construction of that cafeteria. If the cafeteria is constructed as part of the initial Tenant Improvements pursuant to the Tenant Work Letter, the terms and conditions of the Tenant Work Letter shall govern that construction. As used in this Lease, the term "Utility Installation" shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing, and fencing. Unless otherwise agreed to by Landlord as provided in this paragraph 7.3(a), Landlord may require that Tenant remove any or all of said alterations, improvements, additions or Utility Installations at the expiration or earlier termination of the term, and restore the Premises and the Industrial Center to their prior condition. Landlord may require Tenant to provide Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Landlord against any liability for mechanic's and materialmen's liens and to insure completion of the work; provided that Landlord hereby agrees that so long as the initially named Tenant is the Tenant under this Lease, Tenant shall not be obligated to provide Landlord with a lien and completion bond. Should Tenant make any alterations, improvements, additions or Utility Installations without the prior


approval of Landlord, Landlord may, at any time during the term of the Lease, require that Tenant remove any or all of the same. Anything in this Lease to the contrary notwithstanding, at the time that Tenant requests Landlord's approval of any alteration, Tenant may also request that Landlord indicate in its approval whether the particular alteration will be required by Landlord to be removed at the end of the term. If that request is made by Tenant and Landlord's approval of the alteration does not require the removal of the alteration at the end of the term, then any provision of this Lease that would require removal of that alteration shall be deemed waived by Landlord with respect to that particular alteration. Notwithstanding the foregoing, so long as Landlord has had the opportunity to review and approve the plans therefor, Tenant shall not be obligated to remove from the Premises at the expiration or earlier termination of this Lease the Tenant Improvements (including without limitation the Mezzanine Expansion) or any cafeteria constructed by Tenant.

            (b)    Any alterations, improvements, additions, or Utility Installations made by Tenant during the term of this Lease shall be done in a good and workmanlike manner and of good and sufficient materials, and Tenant shall, within thirty (30) days after completion of such alteration, improvements, addition or Utility Installation, provide Landlord with as-built plans and specifications for same. Notwithstanding anything contained in this Lease to the contrary, Paragraphs 7.3(d)(i)(bb) and (cc) shall apply to non-structural alterations, improvements, additions or Utility Installations not exceeding the Threshold Amounts in cost.

            (c)    Any alterations, improvements, additions or Utility Installations in or about the Premises or the Industrial Center that Tenant shall desire to make and which requires the consent of the Landlord shall be presented to Landlord in written form, with proposed detailed plans. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work and the compliance by Tenant of all conditions of said permit in a prompt and expeditious manner.

            (d)    For any additions, alterations, improvements, or Utility Installations requiring Landlord's prior written consent (except those improvements for which Landlord's consent is not required under this Lease):

            (i)    Tenant shall:

            (aa)    Request Landlord's approval in writing at least ten (10) business days prior to proposed construction


            (bb)    Employ a California licensed architect, contractor and structural engineer in connection with the proposed construction.

            (cc)    Be fully responsible for the acts of Tenant's consultants, employees, contractors, subcontractors, invitees and agents, and cause them to fully comply with any applicable terms of this Lease and all applicable laws, rules and regulations.

            (dd)    Enter into written agreements with an architect and general contractor on standard American Institute of Architects (AIA) form or reasonable equivalent for the contract itself as well as payment schedules, change orders, etc. Copies of executed agreements will be forwarded to Landlord within five (5) business days of execution.

            (ee)    Cause to be obtained an applicable building permit for any and all construction and modifications, and construct the additions and alterations and perform the construction work in accordance with all applicable laws, including without limitation the Americans With Disabilities Act.

            (ii)    Tenant's architect shall:

            (aa)    Be licensed by the State of California.

            (bb)    Design and specify within the parameters of the building work letter (if any) and approved building specifications (if any) or have received specific written exceptions from Landlord.

            (cc)    Secure Landlord's written approval, which shall not be unreasonably withheld, delayed or conditioned, before submitting plans to the general contractor for bidding or to governmental agencies for approval.

            (dd)    Secure Landlord's written approval, which shall not be unreasonably withheld, delayed or conditioned, of any changes or alternates to the plans recommended by the general contractor or required by governmental agencies.

            (ee)    Submit a copy of the final application for permit and issued permit to Landlord.


            (ff)    Incorporate the building standard details (if any) supplied by Landlord onto the drawings.

            (gg)    Submit final plans for Landlord's written approval prior to construction.

            (hh)    Provide Landlord with prior notice of a final inspection date at job completion.

            (ii)    Secure Landlord's written approval of details of any changes in specifications or finishes during construction.

            (jj)    Provide samples and specifications as reasonably required by Landlord.

            (kk)    Sign off on the as-built drawings as the Architect's certification that the improvements have, in fact, been built substantially as per the Architect's design.

            (iii)    Tenant's general contractor and/or subcontractors shall:

            (aa)    Be licensed by the State of California.

            (bb)    Have substantial experience providing similar quality and quantity of improvements.

            (cc)    Have a bonding capacity equal to or exceeding the valuation of the job. Landlord may, at its sole option, require the job to be bonded; provided that Landlord agrees not to require the job to be bonded, so long as the initially named Tenant is the Tenant under this Lease at the time of the applicable work.

            (dd)    Maintain in full force and effect, throughout the duration of its performance under the contract with the Tenant, a Worker's Compensation insurance policy and a Commercial General Liability insurance policy issued by an insurer satisfactory to Landlord with liability coverage of not less than $1,000,000.00 for personal injury and $500,000.00 to cover property damage. The Commercial General Liability insurance policy shall include assumption of contractual liability. Certificates of insurance containing a thirty (30) day cancellation clause shall be furnished to Landlord prior to commencement of


performance under the construction contract naming Landlord and its managing agent as additional insureds.

            (ee)    Provide a construction schedule to Landlord prior to commencement of work and written progress reports at the end of every month.

            (ff)    Provide Landlord with as-built drawings of all improvements.

            (iv)    All approvals by Landlord, as herein provided for, shall not be unreasonably withheld, delayed or conditioned. All requests to be submitted to Landlord shall be submitted through Landlord's managing agent.

            (e)    Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises, or the Industrial Center, or any interest therein. Tenant shall give Landlord not less than twenty (20) days' notice prior to the commencement of any work in the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Building as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense defend itself and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises or the Industrial Center, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand indemnifying Landlord against liability for the same and holding the Premises and the Industrial Center free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's actual, out-of-pocket attorneys fees and costs in participating in such action if Landlord shall decide it is to Landlord's best interest to do so.

            (f)    All alterations, improvements, additions and Utility Installations, which may be made on the Premises, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease term, unless Landlord requires their removal pursuant to paragraph 7.3(a). Notwithstanding the provisions of this paragraph 7.3(f), Tenant's machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, and other than Utility Installations, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of


paragraph 7.2. Tenant's personal property, furniture, fixtures shall remain the property of Tenant regardless of whether their removal causes material damage, however, Tenant shall be obligated to repair any material damage caused by such removal.

            7.4    Utility Additions. Landlord reserves the right, at Landlord's cost and expense, to install new or additional utility facilities throughout the Building and the Common Areas for the benefit of Landlord or Tenant, or any other tenant of the Industrial Center, including, but not by way of limitation, such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems, so long as such installations do not unreasonably interfere with Tenant's use of or access to the Premises and Tenant's Parking Area.

            7.5    Condition of Premises Upon Termination; Additional Use Provisions.

            (a)    Tenant shall maintain the Premises as provided in Paragraph 7.2 and in accordance with the requirements of any Applicable Covenants and Restrictions as may from time to time be applicable to the Premises. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices and any damage or deterioration shall not be deemed "ordinary wear and tear" if the same could have been prevented by commercially standard maintenance practice. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Notwithstanding anything contained in the Lease to the contrary, Tenant shall make all repairs whatsoever on the Premises necessitated by the negligence, misconduct or fault of Tenant, or its agents, licensees, contractors or invitees.

            (b)    Notwithstanding anything to the contrary in paragraph 7.2 of this Lease, upon termination of this Lease, Tenant shall leave all Utility Installations (including those constructed as part of the Tenant Improvements), on the Premises and in good condition and operating order, and Tenant shall upon demand pay to Landlord that portion of the cost to restore such items to good condition and operating order as may be reasonably allocable to Tenant's tenancy, subject to reasonable wear and tear.

            (c)    Notwithstanding anything to the contrary contained in this Lease, the Premises shall not be used for the warehousing or distribution of hazardous or explosive products, substances or materials, or of products, substances or materials that are detrimental to the Premises, the Industrial Center or other tenants thereof, except as expressly permitted under paragraph 47.


      8.    Insurance; Indemnity. Tenant hereby agrees to indemnify, defend and hold harmless Landlord, its successors, assigns, subsidiaries, directors, officers, agents and employees from and against any and all damage, loss, liability or expense including, but not limited to, attorney's fees and legal costs suffered by same directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death resulting anytime therefrom, and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises by the Tenant, the acts or omission of the Tenant, its agents, employees or any other contractors or invitees brought onto said Premises by the Tenant, or any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, except to the extent caused by the sole gross negligence or willful misconduct of Landlord, its employees, and agents. If any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend same at Tenant's expense by counsel satisfactory to Landlord. Such loss or damage shall include, but not be limited to, any injury or damage to Landlord's personnel (including death resulting anytime therefrom) on the Premises. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building or industrial park in which the Premises are located. Tenant agrees that the obligations assumed herein shall survive the termination of this Lease, but only with respect to matters occurring prior to the later of the expiration of the term of this Lease or Tenant's surrender of possession of the Premises to Landlord.

            8.1    Tenant hereby agrees to maintain in full force and effect at all times during the term of this Lease, at Tenant's own expense, for the protection of Tenant, Landlord and Landlord's property manager, as their interest may appear, policies of insurance issued by a responsible carrier or carriers which afford the following coverages:

            (a)    Workers' Compensation with statutory limits.

            (b)    Employers' Liability insurance with the following minimum limits:

Bodily injury by disease per person	$1,000,000
Bodily injury by accident policy limit	$1,000,000
Bodily injury by disease policy limit	$1,000,000

            (c)    Property insurance on a special causes of loss insurance form covering any and all personal property of Tenant including but not limited to furniture, trade fixtures, Utility Installations, and equipment in an amount not less than their full replacement cost. This policy should contain a waiver of subrogation. Prior to the completion of the Tenant Improvements to be constructed by Tenant pursuant to the Tenant Work Letter, Tenant shall cause the Tenant Improvements to be


insured pursuant to a builders risk policy of title insurance on a completed value form. Tenant shall not cancel that policy of builders risk insurance unless and until Landlord has confirmed that the Tenant Improvements have become Covered Tenant Improvements pursuant to Paragraph 8.3(a).

            (d)    Commercial General Liability Insurance including Broad Form Property Damage and Contractual Liability with the following minimum limits:

General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$2,000,000
Each Occurrence	$1,000,000
Personal & Advertising Injury	$1,000,000

            (e)    Umbrella/Excess Liability on a following form basis with the following minimum limits:

General Aggregate	$10,000,000
Each Occurrence	$10,000,000

The limits of said insurance in this Paragraph 8.2 shall not, however, limit the liability of Tenant hereunder.

            8.2    Landlord shall, at all times during the term of this Lease, maintain the following insurance:

            (a)    a policy or policies of all-risk property insurance, issued by and binding upon some solvent insurance company, insuring for the full replacement cost of the building on the Premises and the Covered Tenant Improvements (as defined below). As used herein, the term "Covered Tenant Improvements" means the Existing Mezzanine, the Tenant Improvements constructed pursuant to the Work Letter, the Mezzanine Expansion, and any other improvements permanently attached to the Building that will become the property of Landlord on the expiration or earlier termination of this Lease and in any event excludes any furniture, trade fixtures, equipment or personal property; provided that no portion of the Tenant Improvements construed pursuant to the Tenant Work Letter or any subsequent alterations shall be Covered Tenant Improvements prior to their completion and delivery to Tenant by Tenant's contractor. Except as provided in the preceding sentence, Landlord shall not be obligated to insure, and shall not assume any liability or risk of loss for, any of Tenant's furniture, equipment, machinery, goods, supplies, utility


installations, improvements, or alterations upon the Premises. This policy shall contain an agreed amount endorsement and be written with no coinsurance. Landlord may, but shall not be obligated to, obtain earthquake and flood insurance.

            (b)    Rent insurance on an all-risk basis in an amount equal to all that is called for under Paragraph 4 of this Lease (Base Rent and any additional rents payable under this Lease including tax and insurance costs) for a period of at least twelve (12) months commencing with the date of loss.

            (c)    Boiler and machinery insurance in an amount satisfactory to Landlord on a comprehensive coverage form.

            (d)    A Commercial General Liability policy of insurance, insuring Landlord, but not Tenant, against liability arising out of the ownership, use, occupancy or maintenance of the Industrial Center, in amounts determined by Landlord.

            8.3    The Tenant shall deliver to Landlord prior to taking possession of the Premises, and thereafter at least thirty (30) days prior to expiration of such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. Insurance required hereunder shall be in companies holding a "General Policyholders Rating" of at least A-VIII as set forth in the most current issue of "Best's Insurance Guide". Such Certificates with the exception of Worker's Compensation, shall name Landlord, its subsidiaries, directors, agents and employees, and its property manager as additional insureds and shall expressly provide that the interest of same herein shall not be affected by a breach by Tenant of any insurance policy provision for which such Certificates evidence coverage. Further, all Certificates shall expressly provide that no less than thirty (30) days prior written notice shall be given to Landlord in the event of material alteration to or cancellation of the coverage evidenced by such Certificates.

            8.4    Landlord may secure and maintain, as an Operating Expense, increased amounts of insurance and other insurance coverage in such limits, as Landlord may require in its reasonable judgment to afford Landlord adequate protection consistent with the practices of institutional owners of comparable properties.

            8.5    Landlord makes no representation that the limits of liability specified to be carried by Tenant under the term of this Lease are adequate to protect Tenant against Tenant's undertaking under this Paragraph 8 and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.


            8.6    Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the building of which the Premises are a part, personal property (building contents) within the building on the Premises, any furniture, equipment, machinery, goods or supplies not covered by this Lease which Tenant may bring or obtain upon the Premises or any additional improvements which Tenant may construct on the Premises, by reason of fire, the elements or any other cause which could be insured against under the terms of all risk property insurance policies, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees. Because this Paragraph will preclude the assignment of any claim mentioned in it by way of subrogation (or otherwise) to an insurance company (or any other person) each party to this Lease agrees immediately to give to each insurance company, written notice of the terms of the mutual waivers contained in this Paragraph, and to have the insurance policies properly endorsed if necessary to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this Paragraph. Tenant also waives and releases Landlord, its agents, officers and employees of and from any and all rights of recovery, claim, action or cause of action for any loss or damage insured against under any other policies of insurance carried by Tenant.

            8.7    Payment of Premium Increase.

            (a)    After the term of this Lease has commenced, Tenant shall not be responsible for paying Tenant's Share of any increase in the property insurance premium for the Industrial Center specified by Landlord's insurance carrier as being caused by the use, acts or omissions of any other Tenant of the Industrial Center, or by the nature of such other Tenant's occupancy which create an extraordinary or unusual risk.

            (b)    Tenant, however, shall pay the entirety of any increase in the property insurance premium for the Industrial Center over what it was immediately prior to the Commencement Date of this Lease if the increase is specified by Landlord's insurance carrier as being caused by the nature of Tenant's occupancy or any act or omission of Tenant.

            (c)    Tenant shall also pay the entirety of any insurance premium and/or deductible allocable to the Covered Tenant Improvements.

            8.8    Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Premises


or the Industrial Center, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Industrial Center, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant, Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant or user of the Industrial Center, nor from the failure of Landlord to enforce the provisions of any other lease of the Industrial Center. Notwithstanding Landlord's negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant's business or for any loss of income or profit therefrom. Subject to Paragraph 8.6, nothing in the foregoing provisions of this Paragraph 8.9 shall limit Landlord's liability for injuries to natural persons or damage to property to the extent caused by the sole active negligence or willful misconduct of Landlord, its employees, agents or contractors.

            8.9    Self-Insurance. As an alternative to obtaining the insurance coverage under paragraph 8.2, above, Tenant may elect to self-insure the risks and property described in paragraph 8.2, above, so long as (a) Mason Electric Co., a Delaware Corporation ("Mason") is the tenant-in-possession, (b) the aggregate net worth of Mason and Guarantor (as defined in paragraph 54) satisfies the Net Worth Requirement (as defined below) and (c) such self-insurance provides for loss reserves which are actuarially derived in accordance with accepted standards of the insurance industry and accrued (i.e., charged against earnings) or otherwise funded. In the event Tenant notifies Landlord of Tenant's election to self-insure, Tenant's obligations under paragraph 8.2 above, shall be satisfied through Tenant's program of self-insurance, and, if there occurs an event for which a defense would have been provided to Landlord by a carrier providing the insurance specified in paragraph 8.2 (but for Tenant's election to self-insure), Tenant shall, at Tenant's sole cost, provide such defense. For the purposes of this Lease, the net worth of Tenant shall be determined by reference to a then current balance sheet which is certified by an independent certified public accountant (if such balance sheets of such entity are so certified) or by the chief financial officer of Tenant and Guarantor or by such other documentary evidence as to net worth which is reasonably satisfactory to Landlord. Any election by Tenant to self-insure shall not defeat or limit any indemnification obligation of Tenant pursuant to this Lease and shall be treated as if Tenant actually carried a policy of all required insurance. For example, the waiver of subrogation provisions set forth in paragraph 8.7 shall apply to such self-insurance as shall the provisions of paragraph 8.4 requiring that Landlord be named an additional insured. For purposes of this Lease, the "Net Worth Requirement" shall mean an unconsolidated, tangible net worth (established in accordance with generally accepted accounting principles


consistently applied) of at least Five Hundred Million Dollars ($500,000,000) as increased annually from the Commencement Date by the increase, if any, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers, Los Angeles-Riverside-Orange County, California (1982-84=100) (the "CPI").

            8.10    Notwithstanding any provisions of Lease Sections 8.1, 8.2 and 8.9 to the contrary, to the extent any damage or repair obligation is covered by insurance obtained by Landlord as part of Operating Expenses, but is not covered by insurance obtained by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive. Tenant's agreement to indemnify and hold Landlord harmless pursuant to Lease Sections 8.1, 8.2 or 8.9 and the exclusion from Tenant's indemnity are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct. If Landlord or Tenant has been or at any time hereafter is granted the right to self insure or if either party breaches this agreement by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Landlord or Tenant, respectively, to self-insure to the full extent of such required coverage, with full waiver of subrogation.

            8.11    The provisions of this Paragraph 8.12 will apply so long as the Landlord is other than The Prudential Insurance Company of America, a national insurance company, a national pension advisor, or an entity owned, controlled or advised by any of them. In the event this Paragraph 8.12 is applicable, the cost of Landlord's insurance for which Tenant reimburses Landlord as part of Operating Expenses shall not exceed in any material respect the costs of insurance being paid by institutional owners of comparable properties in comparable locations. Tenant shall have the burden of establishing that the cost of the insurance maintained by Landlord exceeds that limit.

      9.    Damage or Destruction.

            9.1    Definitions.

            (a)    "Premises Partial Damage" shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is less than fifty percent of the then replacement cost of the Premises.

            (b)    "Premises Total Destruction" shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Premises.


            (c)    "Premises Building Partial Damage" shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is less than fifty percent of the then replacement cost of the Building.

            (d)    "Premises Building Total Destruction" shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is fifty percent or more of the then replacement cost of the Building.

            (e)    "Insured Loss" shall mean damage or destruction which was caused by an event required to be covered by the insurance described in paragraph 8. Even though Landlord is not required to carry earthquake or flood insurance, if that insurance is being carried, damage or destruction from earthquake or flood, as applicable, shall be treated as an Insured Loss. The fact that an Insured Loss has a deductible amount shall not make the loss an uninsured loss.

            (f)    "Replacement Cost" shall mean the amount of money necessary to be spent in order to repair or rebuild the damaged area to the condition that existed immediately prior to the damage occurring excluding all improvements made by tenants (other than the Covered Tenant Improvements).

            9.2    Premises Partial Damage; Premises Building Partial Damage.

            (a)    Insured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage which is an Insured Loss and which falls into the classification of either Premises Partial Damage or Premises Building Partial Damage, then Landlord shall, at Landlord's expense, repair such damage to the Premises, including the Covered Tenant Improvements, but not Tenant's trade fixtures, equipment, or tenant improvements or Utility Installations that are not Covered Tenant Improvements, as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, Tenant shall reimburse Landlord for the entire amount of any deductible allocable to the Covered Tenant Improvements and Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage (or that would have been recoverable had Landlord carried the insurance required under paragraph 8.3). Landlord shall have no obligation to repair or restore any improvements or alterations made by Tenant that are not Covered Tenant Improvements. Upon completion of Landlord's restoration, Tenant shall promptly replace all of its trade fixtures, equipment and Tenant Improvements and alterations that are not Covered Tenant Improvements to substantially the same functional condition that existed prior to the damage.


            (b)    Uninsured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage which is not an Insured Loss and which falls within the classification of Premises Partial Damage or Premises Building Partial Damage, unless caused by a negligent or willful act of Tenant or its agents, contractors or invitees (in which event Tenant shall make the repairs at Tenant's expense), which damage prevents Tenant from using the Premises, Landlord may at Landlord's option either (i) repair such damage as soon as reasonably possible at Landlord's expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after the date Landlord has actual knowledge of such damage of Landlord's intention to cancel and terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to give such notice of Landlord's intention to cancel or terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant's intention to repair such damage at Tenant's expense, without reimbursement from Landlord, in which event this Lease shall continue in full force and effect, and Tenant shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within such 10-day period this Lease shall be cancelled and terminated as of the date of the occurrence of such damage.

            9.3    Premises Total Destruction; Premises Building Total Destruction.

            (a)    Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage, whether or not it is an Insured Loss, and which falls into the classifications of either (i) Premises Total Destruction, or (ii) Premises Building Total Destruction, then Landlord may at Landlord's option either (i) repair such damage or destruction including the Covered Tenant Improvements, but not Tenant's trade fixtures, equipment, or Utility Installations or any improvements or alterations that are not Covered Tenant Improvements as soon as reasonably possible at Landlord's expense, and this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after the date Landlord has actual knowledge of the occurrence of such damage of Landlord's intention to cancel and terminate this Lease, in which case this Lease shall be cancelled and terminated as of the date of the occurrence of such damage.


            9.4    Damage Near End of Term. If at any time during the last six (6) months of the term of this Lease there is Premises Partial Damage, whether or not an Insured Loss, which falls within the classification of Premises Partial Damage, Landlord may at Landlord's option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of Landlord's election to do so within thirty (30) days after the date Landlord has actual knowledge of the occurrence of such damage.

            9.5    Abatement of Rent; Tenant's Remedies.

            (a)    Unless this Lease terminates in accordance with this Paragraph 9, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant's use of the Premises is impaired to the extent Landlord receives proceeds from rent abatement insurance (or would have received those proceeds if it had maintained the insurance called for under Paragraph 8.3(b)). Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration.

            (b)    If Landlord shall be obligated to repair or restore the Premises under the provisions of this paragraph 9 and shall not commence such repair or restoration within ninety (90) days after such obligation shall accrue, Tenant may at Tenant's option cancel and terminate this Lease by giving Landlord written notice of Tenant's election to do so at any time prior to the commencement of such repair or restoration. In such event this Lease shall terminate as of the date of such notice. In the event that Landlord shall be obligated to repair or restore the Premises pursuant to Paragraph 9 of this Lease and shall not commence such repair or restoration within ninety (90) days after such obligation shall accrue, the right of Tenant to terminate this Lease pursuant to this Paragraph 9.5(b) shall be the sole right and remedy of Tenant against Landlord, and Landlord shall have no other liability to Tenant, for damages, specific performance or otherwise, in connection with any such failure.

            (c)    Landlord shall promptly (in any event, within 30 days after becoming aware of any damage) notify Tenant in writing as to how long it will take to substantially restore the damage under the provisions of this paragraph 9 as estimated by Landlord's architect and/or contractor. Landlord's failure to so notify Tenant within such 30 day period, where such failure continues for an additional 10 days after notice thereof from Tenant, shall if Tenant so chooses be deemed to be the contractor's determination that such restoration will take longer than 270 days (measured from the date of the casualty).


            (d)    If any repair or restoration under the provisions of this Paragraph 9 is estimated by Landlord's architect or contractor to take more than 270 days from the event of damage to complete, either party at such party's election, may cancel and terminate this Lease by giving the other party written notice of the electing party's election to do so at any time prior to the commencement of such repair or restoration. In such event, this Lease shall terminate as of the date of such notice.

            9.6    Termination -- Advance Payments. Upon termination of this Lease pursuant to this paragraph 9, an equitable adjustment shall be made concerning advance rent and any advance payments made by Tenant to Landlord. Landlord shall, in addition, return to Tenant so much of Tenant's security deposit as has not theretofore been applied by Landlord.

            9.7    Waiver. Landlord and Tenant waive the provisions of any statute which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

            9.8    Recovery of Certain Costs. In the event Landlord elects to expend more funds than are available from insurance proceeds for the restoration of the Industrial Center, the Building or the Covered Improvements, Landlord may not recover those excess costs from Tenant as Operating Expenses, except to the extent the deductible amount of the applicable insurance policy is includable in Operating Expenses if the casualty had been insured. In the event Landlord elects to proceed with restoration after damage or destruction that is not an Insured Loss, Landlord may not recover the costs of that restoration from Tenant as Operating Expenses. Nothing in this paragraph 9.8 shall limit Tenant's express obligation under this paragraph 9 to pay any restoration costs directly and not as part of Operating Expenses.

      10.    Real Property Taxes.

            10.1    Payment of Taxes. Landlord shall pay the real property tax, as defined in paragraph 10.3, applicable to the Industrial Center subject to reimbursement by Tenant of Tenant's Share of such taxes in accordance with the provisions of paragraph 4.2, except as otherwise provided in paragraph 10.2.

            10.2    Additional Improvements. Tenant shall not be responsible for paying Tenant's Share of any increase in real property tax specified in the tax assessor's records and work sheets as being caused by additional improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time that Operating Expenses are payable under paragraph 4.2(c) the entirety of any increase in real property tax if assessed solely by reason of additional improvements placed upon the Premises by Tenant or at Tenant's request.

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            10.3    Definition of "Real Property Tax". As used herein, the term "real property tax" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Industrial Center or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Industrial Center or in any portion thereof, as against Landlord's right to rent or other income therefrom, and as against Landlord's business of leasing the Industrial Center. The term "real property tax" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property tax," or (ii) the nature of which was hereinbefore included within the definition of "real property tax" or (iii) which is imposed for a service or right not charged prior to June 1, 1978, or, if previously charged, has been increased since June 1, 1978 or (iv) which is imposed as a result of a transfer, either partial or total, of Landlord's interest in the Industrial Center or which is added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer, or (v) which is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof. The term "real property tax" for purposes of this Lease shall exclude all (i) general income taxes, gift taxes, inheritance, succession and estate taxes, (ii) excess profits taxes, franchise taxes or capital stock taxes, (iii) any taxes that are measured by or reasonably attributable to the equipment, furniture, fixtures and other personal property of any other tenant of the Building; or (iv) any fine, penalty, cost or interest for any tax or assessment or part thereof, which Landlord failed to timely pay, except to the extent incurred as a result of Tenant's failure to timely pay Tenant's share of the real property taxes.

            10.4    Separate Assessment. The Industrial Center is separately assessed.

            10.5    Personal Property and Specific Use Taxes.

            (a)    Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

            (b)    If any of Tenant's said personal property shall be assessed with Landlord's real property, Tenant shall pay to Landlord the amounts

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attributable to Tenant within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant's property.

            (c)    Tenant shall pay all taxes imposed by reason of the nature of Tenant's specific use of the Premises.

            10.6    Additional Provisions Regarding Real Property Taxes. Landlord shall have the sole right to contest or appeal any real property taxes or assessments applicable to all or any portion of the Industrial Center and to seek a reduction in the assessed valuation of all or any portion of the Industrial Center (collectively, "Tax Contests"). Tenant may request that Landlord undertake a contest of the initial assessed valuation of the Tenant Improvements and any reassessment of the Building made by reason of the construction of the Tenant Improvements being deemed a "change of ownership" for purposes of the Revenue and Taxation Code (the "Construction Reassessment") at Tenant's sole cost and expense. Landlord agrees to undertake that Tax Contest, or permit Tenant to undertake that Tax Contest, with respect to the Construction Reassessment only unless Landlord's tax consultants advise Landlord against undertaking a Tax Contest with respect to the Construction Reassessment assessed valuations. Any refund of real property taxes resulting from any such Tax Contest shall be applied first to reimburse Landlord for its costs and expenses in connection with the Tax Contest (including, without limitation attorneys' fees and the costs of consultants), then to reimburse Tenant for its costs and expenses in connection with the Tax Contest Tenant undertakes with Landlord's permission under this Paragraph 10.6, and then, out of and to the extent of the balance of such refund, Landlord shall reimburse to Tenant the portion of such reduction attributable to the Premises and the term of this Lease, as and to the extent previously paid by Tenant as part of Tenant's Share of Operating Expenses. Fees payable to tax consultants and attorneys for consultation and contesting real property taxes shall be an Operating Expense.

      11.    Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to the Premises, Tenant shall pay at Landlord's option, either Tenant's Share or a reasonable and justifiably applicable proportion to be determined by Landlord of all charges jointly metered with other premises in the Building.

      12.    Assignment and Subletting.

            12.1    Landlord's Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in the Lease or in the Premises, without Landlord's prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to Tenant's request for consent hereunder within five (5)

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business days after Landlord's property managers receipt of a request for consent meeting the requirements of this Section 12.1. If Tenant so requests in writing, Landlord's Property Manager will make reasonable efforts to respond within five (5) business days to inform Tenant of any deficiency in its submission of its request for consent. Any attempted assignment, transfer, mortgage, encumbrance or subletting without Landlord's consent shall be void, and shall constitute a breach of this Lease unless cured by Tenant within two (2) business days after notice from Landlord. If at any time or from time to time during the term of this Lease, Tenant desires to assign or sublet all or any part of Tenant's interest in this Lease or in the Premises, Tenant shall give prior written notice to Landlord setting forth the terms of the proposed assignment or subletting and the space so proposed to be assigned or sublet. Such assignment or sublease shall be subject to, without limitation, all the conditions in this Paragraph 12 and the following conditions:

            (a)    The assignment or sublease shall be on substantially the business terms set forth in the notice given to Landlord. Any subsequent material changes or modifications to those business terms will require Landlord's prior written consent.

            (b)    Tenant acknowledges that Landlord's agreement to lease these Premises to Tenant at the rent and terms stated herein is made in material reliance upon Landlord's evaluation of this particular Tenant's background, experience and ability, as well as the nature of the use of the Premises by this Tenant as set forth in Paragraph 6. In the event that Tenant shall request Landlord's written consent to assign or sublease the Premises as required in this Paragraph 12.1, then each such request for consent shall be accompanied by the following:

            (i)    Financial statements of the proposed assignee or subtenant;

            (ii)    A statement of the specific uses for which the Premises will be utilized by the proposed assignee or subtenant; and

            (iii)    Preliminary plans prepared by an architect or civil engineer for all alterations to the Premises that are contemplated to be made by Tenant, the proposed assignee or subtenant.

            (c)    No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises assigned or subleased until an executed counterpart of such assignment or sublease has been delivered to Landlord.

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            (d)    No subtenant or assignee shall have a right further to sublet or assign without Landlord's prior consent pursuant to this Paragraph 12.1,

            (e)    In the case of an assignment, 50% of any sums or other economic consideration received by Tenant for that assignment shall be paid to Landlord after first deducting (i) the unamortized cost of leasehold improvements paid for by Tenant in connection with such assignment, (ii) the cost of any real estate commissions incurred by Tenant in connection with such assignment, (iii) any improvement allowance or economic concession paid by Tenant to the assignee, (iv) reasonable attorneys' fees incurred in connection with documenting the assignment, and (v) reasonable advertising costs incurred in connection with the assignment.

            (f)    In the case of a subletting, 50% of any sums or economic consideration received by Tenant under the terms of the applicable sublease shall be paid to Landlord after first deducting (i) the rent due hereunder prorated to reflect only rent allocable to the sublet portion of the Premises, (ii) the cost of tenant improvements made to the sublet portion of the Premises at Tenant's cost in connection with such sublease and any improvement allowance or economic concession paid by Tenant to the sublessee, which shall be amortized over the term of the applicable sublease (iii) the cost of any real estate commissions incurred by Tenant in connection with such subletting, amortized over the term of the sublease, (iv) reasonable attorneys' fees incurred in connection with documenting the sublease, and (v) reasonable advertising expenses incurred in connection with the sublease.

            (g)    Without limiting any other basis upon which Landlord may withhold its consent to any assignment of this Lease, Landlord and Tenant agree that it shall be conclusively deemed to be reasonable for Landlord to withhold its consent to an assignment of this Lease to an assignee if the tangible net worth of the assignee and any guarantor of that assignee's obligations under this Lease, as determined by Landlord in its reasonable discretion in accordance with generally accepted accounting principles is less than $100,000,000.00, as increased annually from the Commencement Date by the increase, if any, in the CPI. For purposes of this Paragraph 12.1(g), if the Guarantor named in Paragraph 54 expressly agrees in writing for the benefit of Landlord that its guaranty of this Lease will continue in full force and effect and that it will not be released from any obligations by reason of the assignment, then the tangible net worth of the named Guarantor shall be taken into account under this Paragraph 12.1(g) as a "guarantor of assignee's obligations under this Lease."

            12.2    Tenant Affiliate. Notwithstanding the provisions of paragraph 12.1 hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord's consent, to any corporation or other entity which controls,

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is controlled by or is under common control with Tenant, or to any corporation or other entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, all of which are referred to as "Tenant Affiliate," provided that (i) prior to such assignment or sublease, Tenant delivers to Landlord notice of the proposed transfer and the financial statements or other financial and background information of the assignee or sublessee as required for other transfers, including without limitation, sufficient information to determine that the proposed transferee is a Tenant Affiliate that meets the requirements of this Section 12.2; (ii) if the transfer is an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or term assumes, in full, the obligations of Tenant with respect to such portion); and (iii) unless Landlord consents to the same, the use of the Premises set forth herein remains unchanged. As used in this section, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies through ownership of at least 51% of the securities or partnership or other ownership interests of the entity subject to control. Any such assignment shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease, even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Tenant, the consent of whom shall not be necessary.

            12.3    Tenants Other Than Individuals.

            (a)    If Tenant is a partnership, a transfer of any interest of a general partner, a withdrawal of any general partner from the partnership, or the dissolution of the partnership, shall be deemed to be an assignment of this Lease.

            (b)    If Tenant is a corporation, unless Tenant is a public corporation whose stock is regularly traded on a national stock exchange, or is regularly traded in the over-the-counter market and quoted on NASDAQ, any sale or other transfer of a percentage of capital stock of Tenant which results in a change of control (as defined in paragraph 12.2), or the sale or other transfer of substantially all of the assets of Tenant, shall be deemed to be an assignment of this Lease. Notwithstanding the foregoing, so long as the initially named Tenant or any of its Tenant Affiliates is the Tenant under this Lease, no transfer of the stock of Tenant shall be deemed an assignment requiring Landlord's consent under this Lease.

            12.4    Terms and Conditions of Assignment. Regardless of Landlord's consent, no assignment shall release Tenant of Tenant's obligations hereunder or alter the primary liability of Tenant to pay the Base Rent and Tenant's Share of Operating Expenses, and to perform all other obligations to be performed by Tenant hereunder.

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Landlord may accept rent from any person other than Tenant pending approval or disapproval of such assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of rent shall constitute a waiver or estoppel of Landlord's right to exercise its remedies for the breach of any of the terms or conditions of this paragraph 12 of this Lease. Consent to one assignment shall not be deemed consent to any subsequent assignment. In the event of default by any assignee of Tenant or any successor of Tenant, in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee, Landlord may consent to subsequent assignments of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease; provided that Tenant shall not be liable for any increase in the obligations under this Lease resulting from an amendment or modification of this Lease to which Tenant has not consented.

            12.5    Terms and Conditions Applicable to Subletting. Regardless of Landlord's consent, the following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be included in subleases:

            (a)    Tenant hereby assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default which continues beyond any applicable notice and cure period shall occur in the performance of Tenant's obligations under this Lease, Tenant may, subject to paragraphs 12.1(e) and 12.1(f) receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant's obligations under this Lease which has continued beyond any applicable notice and cure period, to pay to Landlord the rents due and to become due under the sublease, Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against such subtenant or Landlord for any such rents so paid by said subtenant to Landlord.

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            (b)    To the extent Landlord's approval is required under this Lease, no sublease entered into by Tenant shall be effective unless and until it has been approved in writing by Landlord. In entering into any sublease, Tenant shall use only such form of sublease as is satisfactory to Landlord, and once approved by Landlord, such sublease shall not be changed or modified without Landlord's prior written consent. Any subtenant shall, by reason of entering into a sublease under this Lease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every obligation herein to be performed by Tenant other than such obligations as are contrary to or inconsistent with provisions contained in a sublease to which Landlord has expressly consented in writing.

            (c)    The consent by Landlord to any subletting shall not release Tenant from its obligations or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under this Lease.

            (d)    The consent by Landlord to any subletting shall not constitute a consent to any subsequent subletting by Tenant or to any assignment or subletting by the subtenant. However, Landlord may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease or sublease and without obtaining their consent and such action shall not relieve such persons from liability; provided that Tenant shall not be liable for any increase in the obligations under this Lease resulting from an amendment or modification of this Lease to which Tenant has not consented.

            (e)    In the event of any default under this Lease which continues beyond any applicable notice and cure period, Landlord may proceed directly against Tenant, any guarantors or any one else responsible for the performance of this Lease, including the subtenant, without first exhausting Landlord's remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord or Tenant.

            (f)    In the event Tenant shall default in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

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            (g)    Each and every consent required of Tenant under a sublease shall also require the consent of Landlord.

            (h)    No subtenant shall further assign or sublet all or any part of the Premises without Landlord's prior written consent pursuant to this paragraph 12.

            (i)    Landlord's written consent to any subletting of the Premises by Tenant shall not constitute an acknowledgment that no default then exists under this Lease of the obligations to be performed by Tenant nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Landlord at the time.

            (j)    With respect to any subletting to which Landlord has consented, Landlord agrees to deliver a copy of any notice of default by Tenant to the subtenant. Such subtenant shall have the right to cure a default of Tenant within ten (10) business days after service of said notice of default upon such subtenant, and the subtenant shall have a right of reimbursement and offset from and against Tenant for any such defaults cured by the subtenant.

            12.6    Attorney's Fees. In the event Tenant shall assign or sublet the Premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act Tenant proposes to do then Tenant shall pay Landlord's actual, out-of-pocket, attorney's and/or consultants' fees incurred in connection therewith, such attorney's fees not to exceed $350.00 for each such request. Notwithstanding anything to the contrary in this Paragraph 12.6, the parties agree that a payment of $750.00 is a reasonable fee for Landlord's review of Tenant's request to assign or sublet with respect to any assignment or subletting requiring Landlord's consent pursuant to this Lease.

            12.7    Permitted Occupants. Tenant may allow any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant's clients, to occupy portions of the Premises without such occupancy being deemed an assignment or subletting so long as (a) no new demising walls are constructed to accomplish such occupancy, (b) such relationship was not created as a subterfuge to avoid the obligations set forth in this Lease, and (c) the total area occupied by all persons under this Paragraph 12.7 does not exceed ten percent (10%) of the square footage of the Premises in the aggregate.

      13.    Default Remedies.

            13.1    Default. The occurrence of any one or more of the following events shall constitute a material default of this Lease by Tenant:

            (a)    The abandonment of the Premises by Tenant.

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            (b)    The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes such Notice to Pay Rent or Quit shall also constitute the notice required by this subparagraph.

            (c)    Except as otherwise provided in this Lease, the failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. To the extent permitted by law, such thirty (30) day notice shall constitute the sole and exclusive notice required to be given to Tenant under applicable Unlawful Detainer statutes.

            (d)    (i) The making by Tenant of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant becomes a "debtor" as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this paragraph 13.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

            (e)    The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant or any guarantor of Tenant's obligations hereunder, was materially false.

            (f)    If the performance of Tenant's obligations under this Lease is guaranteed: (i) the dissolution of a guarantor, (ii) the termination of a guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor's refusal to honor the guaranty, or (v) a

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guarantor's breach of its guaranty obligation on an anticipatory breach basis, and Tenant's failure, within sixty (60) days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantors that existed at the time of execution of this Lease.

            13.2    Remedies. If Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, within thirty (30) days after written notice to Tenant (or in case of an emergency, without notice), Landlord may at its option (but without obligation to do so), perform such duty or obligation on Tenant's behalf including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Landlord shall be due and payable by Tenant to Landlord upon invoice therefor. In the event of a breach of this Lease by Tenant, as defined in Paragraph 13.1, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such breach, Landlord may:

            (a)    Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, reasonable attorneys' fees, and that portion of the leasing commission paid by Landlord applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provisions (i) and (ii) of the prior sentence shall be calculated based on an interest rate equal to the Interest Rate (as defined below) The worth at the time of award of the amount referred to in provision (iii) of the prior sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus

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one percent. Efforts by Landlord to mitigate damages caused by Tenant's breach of this Lease shall not waive Landlord's right to recover damages under this Paragraph. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable therein, or Landlord may reserve therein the right to recover all or any part thereof in a separate suit for such rent and/or damages. If a notice and grace period required under subparagraphs 13.1(b), (c) or (d) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 13.1(b), (c) or (d). In such case, the applicable grace period under subparagraphs 13.1(b), (c) or (d) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

            (b)    Continue the Lease and Tenant's right to possession in effect (in California under California Civil Code Section 1951.4) after Tenant's breach and abandonment and recover the rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. See Paragraphs 12 and 36 for the limitations on assignment and subletting which limitations Tenant and Landlord agree are reasonable. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver to protect the Landlord's interest under the Lease, shall not constitute a termination of the Tenant's right to possession.

            (c)    Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California. Unpaid installments of rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the Interest Rate.

            (d)    The expiration or termination of this Lease and/or the termination of Tenant's right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Tenant's occupancy of the Premises.

            13.3    Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing,


specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Any damages or judgments arising out of Landlord's default of its obligations under this Lease shall be satisfied only out of Landlord's interest and estate in the Industrial Center, and Landlord shall have no personal liability beyond such interest and estate with respect to such damages or judgments.

            13.4    Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant's Share of Operating Expenses or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Base Rent, Operating Expenses or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 6% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding the foregoing provisions of Paragraph 13.4, the 6% late charge described in Paragraph 13.4 shall not be imposed with respect to the first late payment in any calendar year unless the applicable payment due from Tenant is not received by Landlord or Landlord's designee within ten (10) days following written notice from Landlord that such payment was not received when due. Following the first such written notice from Landlord in any calendar year (and regardless of whether such payment is then received within such 10-day period), a late charge will be imposed without notice for any subsequent payment due from Tenant during such calendar year which is not received within ten (10) days of its due date.

      14.    Condemnation. If the Premises or any portion thereof or the Industrial Center are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent of the floor area of the Premises, or more than fifteen percent (15%) of Tenant's Parking Area is taken by condemnation (and with respect to the taking of Tenant's Parking Area, Landlord is not able to provide Tenant with comparable substitute parking so that Tenant has an area for parking that is at least ninety percent (90%) of the area of the original Tenant's


Parking Area), Tenant may, at Tenant's option, to be exercised in writing only within ten (10) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises. No reduction of rent shall occur if the only area taken is that which does not have the Premises located thereon. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant's trade fixtures and removable personal property, provided, however, that in the event the court fixing the amount of the award determines the portion of the award attributable to the Tenant Improvements constructed pursuant to Exhibit "D" (the "Tenant Improvement Award"), the Tenant Improvement Award shall be shared by Landlord and Tenant on an equal priority basis, with Landlord receiving Landlord's Award Share (as defined below) of the Unamortized Tenant Improvement Award (as defined below) and Tenant receiving Tenant's Award Share (as defined below) of the Unamortized Tenant Improvement Award. As used herein, the term "Unamortized Tenant Improvement Award" means the amount of the Tenant Improvement Award multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term of this Lease and the denominator of which is 120. As used herein, the term "Landlord's Award Share" means a fraction, the numerator of which is the amount of the Tenant Improvement Allowance and the denominator of which is the total amount expended by Tenant for the Tenant Improvements pursuant to Exhibit "D." As used herein, the term "Tenant's Award Share" means a fraction determined by subtracting Landlord's Award Share from 1. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant may pay any amount in excess of such severance damages required to complete such repair. In the event Tenant does not elect to contribute the amount of the shortfall in damages necessary for the repair, as provided in this Paragraph 14, Landlord may elect either to (a) fund the shortfall itself, in which event Landlord shall proceed with the repair and restoration or (b) terminate this Lease.


      15.    Broker's Commissions.

               Tenant and Landlord each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder (other than those persons, if any, whose names are set forth at the end of this paragraph 15) in connection with the negotiation of this Lease and/or the consummation of the transaction contemplated hereby, and no other broker or other person, firm or entity is entitled to any commission or finder's fee in connection with said transaction and Tenant and Landlord do each hereby indemnify and hold the other harmless from and against any costs, expenses, attorneys' fees or liability for compensation, commission or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party. Named brokers:

Landlord's Broker:	CB Richard Ellis
Tenant's Broker:	Grubb & Ellis (Jim Linn/Brad Wilson/Nigel Stout)

The commission payable to Landlord's Broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Landlord and Landlord's Broker. Landlord's Broker shall pay a portion of its commission to Tenant's Broker, as provided in a written agreement between Landlord's Broker and Tenant's Broker. Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.

      16.    Estoppel Certificate.

            16.1    Delivery. Each party (as "responding party") shall at any time upon not less than ten (10) days' prior written notice from the other party, ("requesting party") execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the responding party's knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or of the business of the requesting party.

            16.2    Failure to Deliver. At the requesting party's option, the failure to deliver such statement within such time shall be a material default of this Lease by the party who is to respond, without any further notice to such party, or it shall be conclusive upon such party that (i) this Lease is in full force and effect, without modification except as may be represented by the requesting party, (ii) there are no


uncured defaults in the requesting party's performance, and (iii) if Landlord is the requesting party, not more than one month's rent has been paid in advance.

            16.3    Financial Statements. Tenant shall deliver to Landlord at any time upon Landlord's request, Tenant's current audited financial statements, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the "Financial Statements"), which Financial Statements shall accurately and completely reflect the financial condition of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Industrial Center and to any encumbrancer of all or any portion of the Building or the Industrial Center. The Financial Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant's true financial condition as of the date of submission of any Financial Statements to Landlord. So long as this Lease is guaranteed by Guarantor and Guarantor is publicly traded and is a reporting company under the regulations of the Securities and Exchange Commission, the annual reports and other financial reports provided by the Guarantor to the Securities and Exchange Commission shall satisfy the requirements of this Paragraph 16.3 to deliver Financial Statements.

      17.    Landlord's Liability. The term "Landlord" as used herein shall mean only the owner or owners, at the time in question, of the fee title of the Industrial Center. Landlord herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord's obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee and any grantee pursuant to a voluntary transfer of the Industrial Center assumes all Landlord's obligations to be performed after that transfer. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord's successors and assigns, only during their respective periods of ownership.

      18.    Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

      19.    Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord not paid when due shall bear interest at the Interest Rate. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant. As used herein, the term "Interest Rate" means the lesser of (a) a floating annual interest rate equal to three percent (3%) over the prime rate (for corporate loans at large United States money center commercial banks) published in the Wall Street Journal on the first business day of each month, or (b) the maximum rate permitted by applicable law.


In the event that the Wall Street Journal fails to publish such a prime rate, the "prime rate" shall be the prime rate or reference rate quoted by a national bank having offices in California selected by Landlord in its sole discretion. In the event that any refund is determined to be due Tenant pursuant to paragraph 4.2(f) or (e), and Landlord does not make that payment or credit, Tenant, within thirty (30) days after that final determination, then interest shall accrue on that unpaid or uncredited amount at the Interest Rate commencing on the thirty-first day after that determination.

      20.    Time of Essence. Time is of the essence with respect to the obligations to be performed under this Lease.

      21.    Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including but not limited to Tenant's Share of Operating Expenses and insurance and tax expenses payable shall be deemed to be rent.

      22.    Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the real estate broker listed in paragraph 15 hereof nor any cooperating broker on this transaction nor the Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of the Premises or the Industrial Center.

      23.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be personally delivered, delivered by Federal Express or comparable overnight courier, providing written evidence of delivery, or delivered by U.S. registered or certified mail, return receipt requested, postage prepaid to the addresses provided below. Upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

Landlord:
The Prudential Insurance Company of America
Four Embarcadero Center, Suite 2700
San Francisco, CA 94111-4180
Attn: Yvonne Skillings

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With a copy by the same method to:

c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attn: Joan Hayden, Esquire

With a copy by the same method to:

Unire Real Estate Group, Inc.
10 Pointe Drive, Suite 150
Brea, California 92821
Attn: Mark Harryman

Tenant:

Prior to the Commencement Date:

Mason Electric Co.
605 8th Street
San Fernando, California 91340
Attn: Roya Hadaegh, Director of Finance

After the Commencement Date:

Mason Electric Co.
13955 Balboa Boulevard
Los Angeles (Sylmar), California
Attn: Roya Hadaegh, Director of Finance

At all times, with a copy by the same method to:

Esterline Technologies Corporation
10800 N.E. 8th St., Suite 600
Bellevue, Washington 98004
Attn: Robert D. George

or such other address as either party may from time to time designate as its notice address by notifying the other party thereof. Notice so sent shall be deemed given (a) when personally delivered, or (b) on the first business day following deposit with Federal Express or a comparable overnight courier service providing written evidence of delivery, or (c) five business days following deposit in the United States mail, if notice is sent by registered or certified mail, return receipt requested, postage prepaid.

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      24.    Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. Landlord's acceptance of partial payment of rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

      25.    Recording. Tenant shall not record this Lease. Either Landlord or Tenant may record a Memorandum of Lease with respect to this Lease in the form of Exhibit "F", attached hereto. The parties agree to execute the Memorandum of Lease concurrently with the execution of the amendment confirming the Commencement Date described in the last sentence of Paragraph 3.1. The person requesting the recording shall pay all of the costs of that recording, including, without limitation, any documentary transfer tax.

      26.    Holding Over. If Tenant, with Landlord's consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all of the provisions of this Lease pertaining to the obligations of Tenant, except that the monthly rent shall be the Holdover Percentage (as defined below) of the rent payable in the last month of the lease term, but all Options, if any, granted under the terms of this Lease shall be deemed terminated and be of no further effect during said month to month tenancy. As used herein, the term "Holdover Percentage" means 100% with respect to the first sixty (60) days of the holdover and 125% with respect to any holding over in excess of sixty (60) days.

      27.    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

      28.     [INTENTIONALLY OMITTED]

      29.    Binding Effect; Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of paragraph 17, this Lease shall bind the parties, successors and assigns. This Lease shall be governed by the laws of the State where the Industrial Center is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Industrial Center is located.


      30.    Subordination; Attornment; Non-Disturbance.

            30.1    Subordination. Landlord represents and warrants to Tenant that as of the date of the mutual execution and delivery of this Lease, the Industrial Center is not encumbered by a Security Device (as defined below). This Lease and any Option granted hereby shall be subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such Security Devices (in this Lease together referred to as "Landlord's Lender") shall have no liability or obligation to perform any of the obligations of Landlord under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Tenant, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof. Landlord warrants that there are no Security Devices encumbering the Premises on the date of this Lease.

            30.2    Attornment. Subject to the non-disturbance provisions of Paragraph 30.3, Tenant agrees to attorn to a Lender or another party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not; (i) be liable for any act or omission of any prior Landlord or with respect to events occurring prior to acquisition of ownership (provided that this clause (i) shall not relieve the new owner from its ongoing maintenance obligations under this Lease); (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord unless such obligations have been expressly assumed in writing by such new owner; or (iii) be bound by prepayment of more than one (1) month's rent; or (iv) have any obligation with respect to Tenant's security deposit, except to the extent that security deposit has been delivered to that new owner.

            30.3    Non-Disturbance. With respect to Security Devices entered into by Landlord after the execution of this Lease, Tenant's subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a "Non-Disturbance Agreement") from the Lender which Non-Disturbance Agreement provides that Tenant's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in breach hereof and attorns to the record owner of the Premises.

            30.4    Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing or refinancing of the Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.


      31.    Attorney's Fees.

            31.1    Attorney's Fees. All costs and expenses, including reasonable attorneys' fees (whether or not legal proceedings are instituted), involved in collecting rents, enforcing the obligations of Tenant, or protecting the rights or interests of Landlord under this Lease, whether or not an action is filed, including without limitation the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after default by Tenant or upon expiration or sooner termination of this Lease, shall be due and payable by Tenant on demand, as additional rent. In addition, and notwithstanding the foregoing, if either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys' fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms "attorneys' fees" or "attorneys' fees and costs," or "costs and expenses" shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to a partner in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys' fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

            31.2    Notices of Default. Landlord shall be entitled to attorney's fees, costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that $350.00 is a reasonable sum per occurrence for legal services and costs per preparation and service of a notice of default and that Landlord may include $350.00 as additional rent due in each such notice of default as an amount that must be paid to cure said default.


      32.    Landlord's Access. Landlord and Landlord's agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting same, showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are part as Landlord may deem necessary or desirable. Landlord may at any time place on or about the Premises or the Building any ordinary free-standing "Building For Sale" signs and Landlord may at any time during the last 120 days of the term hereof place on or about the Premises any ordinary "For Lease" signs. All activities of Landlord pursuant to this paragraph shall be without abatement of rent, nor shall Landlord have any liability to Tenant for the same. Notwithstanding anything to the contrary in this Paragraph 32, except in the case of emergency or during periods in which Tenant is in default under this Lease, Landlord shall give Tenant notice at least two (2) business days in advance of Landlord's intent to enter the Premises and such entry shall be made during Tenant's business hours. Landlord agrees to exercise its rights under this Paragraph 32 in a manner designed to minimize to the extent reasonably possible disruption to Tenant's business and consistent with the practices of owners of similar properties in the Los Angeles area.

      33.    Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas without first having obtained Landlord's prior written consent. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

      34.    Signs. Tenant shall not place any sign upon the Premises or the Industrial Center without Landlord's prior written consent. Under no circumstances shall Tenant place a sign on any roof of the Industrial Center. Tenant shall have the right, at its sole cost and expense, to install a sign on the exterior of the Building and/or on a monument sign identifying its name and logo. Tenant may also install signage with Tenant's own graphics at the entrance to the Premises. The graphics, materials, color, design, lettering, size, location and specifications of Tenant's signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and the approval of the City of Los Angeles. Landlord hereby approves of Tenant's signage shown on Exhibit "G". The signs shall be installed and maintained, at Tenant's sole cost and expense, pursuant to an installation and maintenance program approved and supervised by Landlord. At the expiration or earlier termination of this Lease, Landlord shall, at Tenant's sole cost and expense, cause the signs to be removed and the exterior of the Building and other areas affected by the signs to be restored to the condition existing prior to the installation of the signs. Landlord may disapprove any signage that contains a name which relates to an entity or individual which is of a character or reputation, or is associated with a political orientation or faction, which is materially inconsistent with the quality of the Industrial Center, or which would otherwise reasonably offend the landlord of a


comparable building or that would conflict with any covenants in leases of space in the Industrial Center. This signage right is personal to the initially named Tenant in this Lease and its Tenant Affiliates and any assignee of the Lease approved by Landlord pursuant to paragraph 12. Tenant may allow its subtenants to use Tenant's signage rights in lieu of Tenant's use or all or a portion of its signage rights such that the total amount of signage and area covered by that signage shall not increase beyond that shown on Exhibit "G" or otherwise permitted under this Lease.

      35.    Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

      36.    Consents. Except for paragraphs 33, 34 (except as otherwise provided therein), 46 and 47 hereof, wherever in this Lease (including Exhibits) the consent of one party is required to an act of the other party, such consent shall not be unreasonably withheld, delayed or conditioned.

      37.     [Intentionally Omitted].

      38.    Quiet Possession. Upon Tenant paying the rent for the Premises and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease and all easements, covenants, conditions and restrictions of record. The individuals executing this Lease on behalf of Landlord represent and warrant to Tenant that they are fully authorized and legally capable of executing this Lease on behalf of Landlord and that such execution is binding upon all parties holding an ownership interest in the Industrial Center.

      39.    Options.

            39.1    Definition. As used in this paragraph, the word "Option" has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Tenant has on other property of Landlord; (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Industrial Center or other property of Landlord or the right of first offer to lease other space within the Industrial Center or other property of Landlord; (3) the right or option to purchase the Premises or the Industrial Center, or the right of first refusal to purchase the Premises or the Industrial Center, or the right of first offer to purchase the Premises or the Industrial Center, or the right or option to purchase other property of


Landlord, or the right of first refusal to purchase other property of Landlord or the right of first offer to purchaser other property of Landlord.

            39.2    Options Personal. Each Option granted to Tenant in this Lease is personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, provided, however, the Option may be assigned to any Tenant Affiliate as defined in Paragraph 12.2 of this Lease who is an assignee of that Lease or any assignee of the Lease approved by Landlord pursuant to Paragraph 12. The Options herein granted to Tenant are not assignable separate and apart from this Lease.

            39.3    Multiple Options. A later option to extend or renew this Lease cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.

            39.4    Effect of Default on Options.

            (a)    Tenant shall have no right to exercise an Option, notwithstanding any provision in the grant of Option to the contrary, (i) during the time commencing from the date Landlord gives to Tenant a factually correct notice of default pursuant to Paragraphs 13.1(a), 13.1(b), 13.1(c) or 13.1(e) and continuing until the default alleged in said notice of default is cured, or (ii) at any time after an event of default described in Paragraphs 13.1(d) or 13.1(f) (without any necessity of Landlord to give notice of such default to Tenant).

            (b)    The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an Option because of the provisions of Paragraph 39.4(a).

            (c)    All rights of Tenant under the provisions of an Option shall terminate and be of no further force or effect, notwithstanding Tenant's due and timely exercise of the Option, if, after such exercise and during the period before the first day of the applicable option period, a default occurs under this Lease that is not cured within the applicable notice and cure period provided for in Paragraph 13.1.

            39.5    First Option. Landlord hereby grants to Tenant the option to extend the term of this Lease for a five (5) year period commencing on the date the prior term expires (the "First Option Period") upon each and all of the following terms and conditions:

            (a)    Tenant gives to Landlord, and Landlord actually receives, on a date which is prior to the date that the First Option Period would commence (if exercised) by at least nine (9) months, a written notice of exercise of the option to extend this Lease for said additional term, time being of the


essence. If said notification of the exercise of said option is not so given and received, this option shall automatically expire;

            (b)    The provisions of Paragraph 39, including the provision relating to default of Tenant set forth in Paragraph 39.4, of this Lease are conditions of this option;

            (c)    All of the terms and conditions of this Lease except where specifically modified by this option shall apply, except that Tenant shall have no further option to extend the term of this Lease other than for the Second Option Period;

            (d)    Any prior Tenant that has not been expressly released from liability under this Lease, and any guarantor of the Tenant's performance hereunder that has not been expressly released from liability under this Lease, expressly reaffirms in writing the extension of their liability for the term of the option; and

            (e)    The monthly Base Rent for each month of the First Option Period shall be equal to 95% of the then Fair Market Rental Rent (as defined below) of the Premises as of the commencement of the First Option Period, but in no event less than the monthly Base Rent scheduled to be paid during the month prior to the commencement of the First Option Period.

            39.6    Second Option. Landlord hereby grants to Tenant the option to extend the term of this Lease for a five (5) year period commencing on the date the First Option Period expires (the "Second Option Period") upon each and all of the following terms and conditions:

            (a)    Tenant gives to Landlord, and Landlord actually receives, on a date which is prior to the date that the Second Option Period would commence (if exercised) by at least nine (9) months, a written notice of exercise of the option to extend this Lease for said additional term, time being of the essence. If said notification of the exercise of said option is not so given and received, this option shall automatically expire;

            (b)    The provisions of Paragraph 39, including the provision relating to default of Tenant set forth in Paragraph 39.4 of this Lease are conditions of this option;

            (c)    All of the terms and conditions of this Lease except where specifically modified by this option shall apply, except that Tenant shall have no further option to extend the term of this Lease;

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            (d)    Any prior Tenant that has not been expressly released from liability under this Lease, and any guarantor of the Tenant's performance hereunder that has not been expressly released from liability under this Lease, expressly reaffirms in writing the extension of their liability for the term of the option; and

            (e)    The monthly Base Rent for each month of the Second Option Period shall be equal to 95% of the Fair Market Rental Rent of the Premises as of the commencement of the Second Option Period, but in no event less than the monthly Base Rent scheduled to be paid during the month prior to the commencement of the Second Option Period.

            39.7    Fair Market Rent. For purposes of the Lease, the term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot that a comparable landlord of a comparable building with comparable vacancy factors would accept in current transactions having commencement dates that are approximately the same as the date of the commencement of the applicable Option Period between non-affiliated parties from new, non-expansion, non-renewal and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time ("Comparable Transactions") in the Cascades Business Park, Sylmar and Van Nuys area. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of Tenant's liability under the Lease, length of the lease term, size and location of premises being leased, the existence or absence of free rent, the existence or absence of a tenant improvement allowance, and other generally applicable conditions of tenancy for such Comparable Transactions. For purposes of determining what constitutes Comparable Transactions, the Premises shall be deemed to be improved with the Building shell improvements, the Existing Mezzanine, Landlord's Work and 15,000 square feet of finished offices (the "Assumed Improvements"). In addition, consideration shall be given to tenant improvement allowances provided for comparable transactions, taking into account the value of the Assumed Improvements. Other than to the extent they are part of the Assumed Improvements, no increases or decreases in the rental or useable value of the Premises by improvements or additions made by Tenant at Tenant's expense shall be taken into consideration. No deduction shall be given nor consideration given to allowances for real estate brokerage commissions. In addition, in determining what constitutes a Comparable Transaction, in the event that during the term of this Lease any capital improvements have been made to the Premises or the common areas (other than the Tenant Improvements described in the preceding sentence), the remaining useful life

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of those capital improvements will be taken into consideration. If the Fair Market Rental Rate includes a component of free rent or tenant improvement allowance, Landlord may, at Landlord's sole option, elect to (a) grant some or all of the free rent and/or tenant improvement allowance to Tenant; and (b) reduce the Base Rent component of the Fair Market Rental Value to an effective rental rate that takes into consideration the total dollar value of that portion of the free rent and/or tenant improvement allowance that Landlord has elected not to grant to Tenant (in which event that portion of the free rent and/or tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant). The intent is that, except as limited in this paragraph 39.7, Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

                  39.7.1    Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount no less than eight months prior to the commencement of the applicable Option Term. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections 39.7.3-39.7.7 below. Failure of Tenant to so elect in writing within Tenant's Review Period shall conclusively be deemed its disapproval of the Fair Market Rental Rate determined by Landlord.

                  39.7.2    In the event that Landlord fails to timely generate the initial written notice of Landlord's opinion of the Fair Market Rental Rate which triggers the negotiation period hereof, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days ("Landlord's Review Period") after receipt of Tenant's notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord's Review Period (which shall be, in such event, the "Outside Agreement Date" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections 39.7.3-39.7.7 below.

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                  39.7.3    Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Premises is the closest to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements hereof. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate ("FMRR Data") and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

                  39.7.4    The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

                  39.7.5    The decision of the arbitrator shall be binding upon Landlord and Tenant.

                  39.7.6    If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Los Angeles Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

                  39.7.7    The cost of arbitration shall be paid by Landlord and Tenant equally.

      40.    Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Industrial Center. Tenant assumes all responsibility for the protection of Tenant, its agents and invitees and the property of Tenant and of Tenant's agents and invitees from acts of third parties and may provide its own security service for its Premises.. Nothing herein contained shall prevent Landlord at

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Landlord's sole option, from providing security protection for the Industrial Center or any part thereof, in which event the cost thereof shall be included within the definition of Operating Expenses, as set forth in paragraph 4.2(b). Tenant may designate certain areas of the Premises not to exceed 500 square feet in the aggregate as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with ten (10) days' prior written notice of the specific date and time of such Landlord inspection.

      41.    Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and restrictions, so long as such easements, rights, dedications, Maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant or cause Tenant to incur additional costs or liabilities in connection therewith. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material default of this Lease by Tenant without the need for further notice to Tenant.

      42.    Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

      43.    Authority. If Tenant is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity.

      44.    [Intentionally Omitted].

      45.    Amendments to Lease. At such times as a rental adjustment is made to this Lease by virtue of any provision of this Lease, the parties shall execute a written amendment to this Lease to reflect said change. Tenant agrees to make any reasonable non-monetary modifications to this Lease that may be required by an institutional mortgagee of Landlord that do not materially increase Tenant's obligations or materially decrease the benefits under this Lease to Tenant.

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      46.    Storage Tanks.

            46.1    Storage Tanks. Notwithstanding anything to the contrary in Paragraph 7.3 hereof, Tenant shall not install storage tanks of any size or shape in the Premises, above or below ground, without the consent of the Landlord which can be withheld in Landlord's sole discretion. If Landlord elects to grant its consent, Landlord shall have the right to condition its consent upon Tenant agreeing to give to Landlord such assurances that Landlord, in its sole discretion, deems necessary to protect itself against potential problems concerning the installation, use, removal and contamination of the Premises as a result of the installation and/or use of such tank, including but not limited to the installation of a concrete encasement for said tank. Tenant shall comply at its expense with all applicable permit and/or registration requirements and repair any damage caused by the installation, maintenance or removal of such tank. Upon termination of the Lease, Tenant shall, at its sole cost and expense, remove any tank from the Premises, remove and replace any contaminated soil or materials (and compact or treat the same as then required by law) and repair any damage or change to the Premises caused by said installation and/or removal. Nothing contained herein shall be construed to diminish or reduce Tenant's obligations under Paragraph 47.

            46.2    Consultants. Landlord shall have the right to employ experts and/or consultants, at Tenant's expense, to advise Landlord with respect to the installation, operation, monitoring, maintenance and removal and restoration of any such tank.

      47.    Tenant's Covenants Regarding Hazardous Materials.

            47.1    Landlord's Prior Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not cause or permit any "Hazardous Materials" (as defined in subparagraph 47.2 below) to be brought upon, kept, stored, discharged, released or used in, under or about the Premises by Tenant, its agents, employees, contractors, subcontractors, licensees or invitees, unless (1) such Hazardous Materials are reasonably necessary to Tenant's business and will be handled, used, kept, stored and disposed of in a manner which complies with all "Hazardous Materials Laws" (as defined in subparagraph 47.2 below); (2) Tenant will comply with such other rules or requirements as Landlord may from time to time impose, including without limitation that (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with the highest accepted industry standards for safety, storage, use and disposal, (iii) such materials are for use in the ordinary course of business (i.e., as with office or cleaning supplies), (3) notice of and a copy of the current material safety data sheet is provided to Landlord for each such Hazardous Material, and (4) Landlord shall have granted its prior written consent to the use of such Hazardous Materials.

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            47.2    Compliance with Hazardous Materials Laws. As used herein, the term "Hazardous Materials" means any (1) oil, petroleum, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Premises or to persons on or about the Premises or (ii) cause the Premises to be in violation of any Hazardous Materials Laws (as hereinafter defined); (2) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (3) chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resources Conservation Recovery Act, 42 U.S.C. Section 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code; and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11; (4) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, or any other Person coming upon the Premises or adjacent property; and (5) other chemical, materials or substance which may or could pose a hazard to the environment. As used here the term "Hazardous Materials Laws" means any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Premises, including, without limitation, soil, groundwater and indoor and ambient air conditions. Tenant shall at all times and in all respects comply with all Hazardous Materials Laws with respect to Tenant's activities and any Hazardous Materials brought onto the Premises by Tenant or any agent, contractor, employee, invitee, or subtenant of Tenant or any other person under the control of Tenant (collectively, the "Tenant Parties"),

            47.3    Hazardous Materials Removal. Upon expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause all Hazardous Materials brought on the Premises by Tenant or any Tenant Parties to be removed from the Premises in compliance with all applicable Hazardous Materials Laws. If Tenant or its employees, agents, or contractors violates the provisions of the foregoing two paragraphs, or if Tenant's acts, negligence, or business operations

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contaminate, or expand the scope of contamination of, the Premises from such Hazardous Materials, then Tenant shall promptly, at Tenant's expense, take all investigatory and/or remedial action (collectively, the "Remediation") that is necessary in order to clean up, remove and dispose of such Hazardous Materials causing the violation on the Premises or the underlying groundwater or the properties adjacent to the Premises to the extent such contamination was caused by Tenant, in compliance with all applicable Hazardous Materials Laws. Tenant shall further repair any damage to the Premises caused by the Hazardous Materials contamination. Tenant shall provide prior written notice to Landlord of such Remediation, and Tenant shall commence such Remediation no later than thirty (30) days after such notice to Landlord and diligently and continuously complete such Remediation. Such written notice shall also include Tenant's method, time and procedure for such Remediation and Landlord shall have the right to require reasonable changes in such method, time or procedure of the Remediation. Tenant shall not take any Remediation in response to the presence of any Hazardous Materials in or about the Premises or enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Premises, without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord's interests with respect thereto.

            47.4    Notices. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, cleanup, removal or other governmental or regulatory action threatened, instituted, or completed pursuant to any Hazardous Materials Laws with respect to the Premises; (ii) any claim, demand, or complaint made or threatened by any person against Tenant or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials; and (iii) any reports made to any governmental authority arising out of any Hazardous Materials on or removed from the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any Hazardous Materials Laws.

            47.5    Indemnification of Landlord. Tenant shall indemnify, protect, defend and forever hold Landlord harmless from any and all damages, losses, expenses, liabilities, obligations and costs arising out of any failure of Tenant to observe any of the covenants contained in paragraphs 46 and 47. The provisions of paragraphs 46 and 47 shall survive the expiration or earlier termination of this Lease.

            47.6    Studies. Tenant acknowledges receipt of a copy of that certain Final Environmental Site Assessment Cascades Business Park Lots 3, 4 and 19-24, Sylmar, California dated July 23, 1999 and prepared by Harding Lawson Associates and Environmental Site Assessment Update dated August 7, 2001, prepared by Harding ESE (collectively, "Hazardous Substance Reports"). Landlord, except as provided in the following sentence of this paragraph, makes no representations or

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warranties whatsoever to Tenant regarding: (i) the Hazardous Substance Reports (including, without limitation, the contents and/or accuracy thereof); or (ii) the presence or absence of toxic or Hazardous Materials in, at, or under the Premises, the Building or the Industrial Center. Landlord does state to Tenant that: (i) Landlord has not authorized any other studies for hazardous or toxic materials at the Premises or Building other than the Hazardous Substance Reports; (ii) Landlord does not know of any surveys for toxic or Hazardous Materials at the Premises or the Building other than the Hazardous Substance Reports, and (iii) to Landlord's knowledge, the Hazardous Substances Reports delivered are true and complete copies of the original Hazardous Substances Reports. Notwithstanding the preceding sentence, Tenant: (a) shall not rely on and Tenant hereby represents to Landlord that it has not relied on the Hazardous Substance Reports; and (b) shall make such studies and investigations, conduct such tests and surveys, and engage such specialists as Tenant deems appropriate to fairly evaluate the Premises and any risks from hazardous or toxic materials. In connection with any inspections or tests to be conducted by Tenant at the Premises or Building, Tenant shall first notify Landlord of each proposed inspection or test and the scope, impact, and intent thereof and obtain Landlord's written consent to perform the same. Tenant shall restore the Premises and the property on which the leased premises are located to the condition existing immediately prior to any such test and/or inspection. Tenant may, at Tenant's sole cost and expense, obtain non-intrusive Phase I Environmental Report in accordance with the most recent ASTM Standards from a reputable environmental consultant (the "Updated Reports"). Landlord agrees to provide Tenant's environmental consultant with access to the Premises for purposes of preparing its Updated Reports and otherwise reasonably cooperate with that environmental consultant at no cost to Landlord; provided that in no event shall Landlord be obligated to make any representation or warranty or other statement as to the presence or absence of Hazardous Materials at the Industrial Center. In the event Tenant obtains the Updated Reports, then Tenant may elect at any time within thirty (30) days after the date of this Lease to terminate this Lease based on Tenant's review of the Updated Reports. No delay in obtaining the Updated Reports shall extend to that thirty (30) day period. Tenant shall not have the right to terminate the Lease pursuant to this Paragraph 47.6 if it elects to obtain a report other than the Updated Reports.

            47.7    Preexisting Conditions. Notwithstanding anything to the contrary in this Lease, Tenant shall not be liable to Landlord under this Lease for any cost associated with Hazardous Materials, if any, to the extent that the Hazardous Materials existed on the Industrial Center prior to the date of this Lease and were not brought on to the Industrial Center by Tenant, its agents, employees, contractors, subcontractors, licensees or invitees (the "Preexisting Conditions"). Without limiting any other provision of this Lease, Tenant shall provide Landlord with the original of any notices or other documents received by Tenant in connection with the Preexisting Conditions.

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            47.8    Certain Permitted Hazardous Materials. Subject to Tenant's compliance with the terms and conditions of this Lease, Landlord consents to Tenant's use on the Premises of the items described in the CD-ROM disc attached hereto as Exhibit "H." Tenant shall give Landlord prior written notice of any material increase in the amounts of the Hazardous Materials described in Exhibit "H."

      48.    Recovery of Concessions Upon Early Termination. In the event that Tenant's right of possession of the Premises is terminated prior to the end of the initial term by reason of default, legal process, abandonment, or any other reason (other than mutual agreement of the parties or Tenant's exercise of its right to terminate under Paragraph 55), then immediately upon such termination, an amount shall be due and payable by Tenant to Landlord equal to the unamortized portion as of that date (which amortization shall exclude any Option Terms and shall be based on an interest rate equal to the Amortization Interest Rate in effect on the date of the termination) of the sum of (i) the value of the free Base Rent (i.e., the Base Rent stated in this Lease to be abated as an inducement to Tenant's entering into this Lease) enjoyed as of that date by Tenant, and (ii) the amount of all commissions paid by Landlord in order to procure this Lease in accordance with paragraph 15 of this Lease.

      49.    Easements and Restrictions of Record. Tenant accepts the Premises and Industrial Center subject to the easements and covenants or restrictions of record. Landlord and Tenant agree to cooperate and use their best efforts to participate in traffic management programs generally applicable to businesses located in the area which includes the Industrial Center and, initially, shall encourage and support van and car pooling by Tenant's employees to the fullest extent required by applicable laws. Neither this Paragraph nor any other provision in this Lease, however, is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

      50.    No Offer or Reservation. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD'S AGENT OR REPRESENTATIVE AND SUBMISSION OF SAME TO TENANT FOR EXAMINATION OR EXECUTION BY TENANT SHALL NOT BE DEEMED AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY LANDLORD AND TENANT AND DELIVERED BY LANDLORD TO TENANT. LANDLORD RESERVES THE RIGHT TO CONTINUE THE MARKETING OF THE PREMISES FOR LEASE TO OTHER TENANTS AND TO ENTER INTO LEASES OF THE PREMISES WITH OTHER PROSPECTIVE TENANTS AT ANY TIME PRIOR TO THE EXECUTION AND DELIVER OF THIS LEASE BY LANDLORD TO TENANT.

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      51.    Waiver of Trial by Jury. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY AND CONSENT TO TRIAL WITHOUT A JURY IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LANDLORD OR TENANT AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

      52.    ERISA. Tenant hereby represents and warrants to Landlord that (i) Tenant is not a "party in interest" (within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended) with respect to any retirement or pension plan of The Prudential Insurance Company of America, and (ii) no portion of or interest in the Lease will be treated as a "plan asset" within the meaning of Regulation 29 CFR Section 2510.3-101 issued by the Department of Labor.

      53.    Roof Antenna. Tenant shall have the non-exclusive right to install a satellite and/or microwave dish antenna on the roof of the Building above the Premises at a location to be designated by Landlord in Landlord's reasonable discretion. Prior to such installation, Tenant shall obtain Landlord's reasonable written approval with respect to the size and design of such antenna, and such installation shall be at Tenant's sole expense and in accordance with all reasonable requirements and criteria imposed by Landlord in connection therewith. Without limiting the generality of the foregoing, Tenant shall pay all costs relating to connections from such antenna to the Premises and any required reinforcement of, or resulting damage to, the roof, but shall pay no additional Rent in connection therewith. Tenant shall also pay for all increase roof maintenance costs attributable to that antenna. Tenant shall include damage to such antenna, and liabilities relating to Tenant's installation, maintenance and use thereof, in the casualty and liability insurance policies maintained by Tenant in accordance with this Lease. Tenant shall be obligated to maintain such antenna in good condition and repair, and roof access by Tenant for any purpose shall require one (1) days' prior written notice to Landlord (except in the case of emergencies), and be subject to all rules and restrictions reasonably imposed by Landlord from time to time. Landlord shall be entitled to move such antenna to a different location on the roof from time to time so long as Landlord pays all costs incurred in connection with any such move. Tenant acknowledges that Landlord has made no representation or warranty to Tenant to the effect that transmission or reception by such antenna will not be interfered with by helicopters, other antennas or other structures or activities on or in the vicinity of the roof. Tenant's installation and use rights under this paragraph shall only apply with respect to the use of such antenna in connection with Tenant's operations in the Premises (as opposed to, e.g., a lease or license of such antenna by Tenant to any third party). On or before the expiration or earlier termination of this Lease, Tenant shall remove such antenna and repair any damage to the Building caused by such removal. In the event that Landlord enters into any master lease of the roof of the Building or

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similar lease or license arrangement, Tenant shall execute any amendment to this Lease and/or other documents reasonably required by Landlord in furtherance of such master lease or similar arrangement so long as no such amendment or other document materially impairs Tenant's rights and interests under this paragraph or any other provision of this Lease.

      54.    Guaranty. The obligations of Tenant under this Lease shall be guarantied by Esterline Technologies Corporation, a Delaware corporation ("Guarantor"), pursuant to the Guaranty attached hereto as Exhibit "C" which shall be executed and delivered to Landlord concurrently with Tenant's execution and delivery of this Lease. In the event that this Lease is assigned with Landlord's consent as provided in Paragraph 12 to other than a Tenant Affiliate and the aggregate tangible net worth of the assignee and assignee's affiliates at the time of the proposed assignment, as determined by Landlord in its reasonable discretion in accordance with generally accepted accounting principles, exceeds $100,000,000.00, as increased annually from the Commencement Date by the increase, if any, in the CPI, then the guaranty of the Guarantor named in this Paragraph 54 shall not apply to any obligations first accruing after the effective date of that assignment. The provisions of this Paragraph 54 may not be amended or modified without the consent of the Guarantor named in this Paragraph 54.

      55.    Tenant's Rights to Terminate Lease. Tenant shall have the one-time right to terminate this Lease effective as of the date (the "Early Termination Date") that is sixty (60) months after the Commencement Date upon satisfaction of each of the conditions set forth in this Paragraph 55. If Tenant wishes to exercise its right to terminate this Lease, Tenant must (1) deliver written notice to Landlord by no later than the date (the "Termination Notice Date") that is fifty-four (54) months after the Commencement Date of its election to terminate; and (2) pay to Landlord in cash on or before the Termination Notice Date a termination fee equal to $927,885.00. If Tenant exercises its termination right in accordance with the terms of this Paragraph 55, the Early Termination Date shall thereafter be deemed the effective termination date for all purposes under this Lease and Tenant shall vacate the Premises prior to the Early Termination Date and shall comply with all terms of this Lease with respect to the condition of the Premises as of the expiration date and the terms of surrender thereof. The rights of Tenant under this Paragraph 55 shall be personal to the named Tenant hereunder and any Tenant Affiliate and any other assignee of the Lease approved by Landlord pursuant to Paragraph 12 of this Lease.

      56.    Tenant's Right of First Offer.

            56.1    Landlord may from time to time give Tenant a written notice (the "Availability Notice") identifying space (the "Offer Space") in the Building that is Available (as defined below) and the date (the "Offer Space Delivery Date") the Offer Space is Available for delivery. As used herein, "Available" means that the space

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(i) is not part of the Premises, (ii) is not then subject to a lease, (iii) is not then subject to any rights of tenant to renew their lease (in which event the space shall not be deemed Available until that right has expired without being exercised by that tenant), and (iv) is not then subject to any negotiations between Landlord and a prospective tenant or an existing tenant as evidenced by a signed letter of intent or lease proposal or a draft lease document and the bona fide efforts by Landlord and that prospective tenant or an existing tenant to negotiate the terms of the leasing of the applicable portion of the Offer Space. For purposes of this Article 56, space that is unleased as of the Commencement Date shall be considered to become Available only after the first anniversary of the Commencement Date. Until that date, Landlord shall have the right to lease such space without triggering Tenant's right of first offer.

            56.2    Tenant may inform Landlord (the "Request Notice") not more than once in any twelve (12) month period and not within six (6) months after receipt of an Availability Notice that Tenant desires to lease additional space. Landlord shall, within ten (10) business days of receiving the properly given Request Notice, deliver to Tenant an Availability Notice identifying Offer Space that is Available.

            56.3    If Tenant wishes to exercise Tenant's rights set forth in this Article 56 with respect to the Offer Space, then within ten (10) days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the "First Offer Exercise Notice") offering to lease the Offer Space for a term coterminous with the terms of the Lease and proposing other terms upon which it wishes to lease the Offer Space (the "Offered Terms"). Within ten (10) days after receipt of the First Offer Exercise Notice, Landlord may either accept or reject the Offered Terms in the First Offer Exercise Notice. Landlord's failure to respond shall be deemed a rejection of the Offered Terms. If Landlord accepts the Offered Terms, then beginning on the Offer Space Delivery Date and continuing for the balance of the term (including any extensions):

            (a)    The Offer Space shall be part of the Premises under this Lease (so that the term "Premises" in this Lease shall refer to the space in the Premises immediately before the Offer Space Delivery Date plus the Offer Space);

            (b)    Tenant's Share shall be adjusted to reflect the increased rentable area of the Premises.

            (c)    Base Rent for the Offer Space shall be as specified in the Offered Terms.

            (d)    The termination right in paragraph 55 will be null and void.

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            (e)    Tenant's lease of the Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section. Tenant's obligation to pay Rent with respect to the Offer Space shall begin on the Offer Space Delivery Date. The Offer Space shall be leased to Tenant in its "as-is" condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Offer Space, unless otherwise expressly stated to the contrary in the Offer Terms. Tenant's construction of any improvements in the Offer Space shall comply with the terms of this Lease concerning alterations.

            (f)    If requested by Landlord, Landlord and Tenant shall confirm in writing the addition of the Offer Space to the Premises on the terms and conditions set forth in this section, but Tenant's failure to execute or deliver such written confirmation shall not affect the enforceability of Landlord's acceptance of the First Offer Exercise Notice.

            (g)    The provision of paragraph 4.3 shall not apply to the Offer Space.

            56.4    In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice or Landlord rejects Offered Terms, Tenant shall have no further rights to receive an Availability Notice for a period of six (6) months after the date upon which the Latest Availability Notice is delivered to Tenant; provided that if Tenant has affirmatively rejected Landlord's Offered Terms and provided Landlord in writing with Tenant's proposal of terms under which it would lease the applicable Offer Space (the "Tenant's Terms"), and if Landlord intends to enter into a transaction during that six (6) month period where the net present value (using a ten percent (10%) interest rate) of the economic terms benefiting Landlord would be reduced by more than ten percent (10%) from the economic terms included in Tenant's Terms, Landlord shall provide Tenant with an Availability Notice pursuant to Paragraph 56.3 with respect to that Offer Space (except that the Tenant's response time shall be five (5) days instead of ten (10) days). In the event that during such six (6) month period, the space ceases to be Available, Landlord shall have no obligation to provide an Availability Notice in response to a Request Notice until such time as the Offer Space again becomes Available.

            56.5    Tenant's rights and Landlord's obligations under this Article 56 are expressly subject to and conditioned upon there not existing an Event of Default by Tenant under this Lease, either at the time of delivery of a Request Notice, the First Offer Exercise Notice, or at the time any Offer Space is to be added to the Premises.

            56.6    It is understood and agreed that Tenant's rights under this Article 56 are personal to Tenant and Tenant's Affiliates and not transferable except to an assignee of Tenant's interest in this Lease approved by Landlord pursuant to

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Paragraph 12. In the event of any assignment or subletting of the Premises or any part thereof (other than an assignment of the Lease to a Tenant Affiliate or to an assignee approved by Landlord pursuant to Paragraph 12 of this Lease), this expansion right shall automatically terminate and shall thereafter be null and void.

            56.7    Tenant's rights and Landlord's obligations under this Article 56 are also expressly subject to and conditioned upon Tenant providing Landlord an additional security deposit in an amount equal to one (1) month's rent applicable to the Offer Space added to the Premises pursuant to Tenant's exercise of its rights under this Paragraph 56.

      57.    Landlord Improvements. Landlord shall, at Landlord's sole cost and expense (and not as part of the Tenant Improvement Allowance), in compliance with all applicable laws, construct and complete the following improvements in the Premises (the "Landlord's Work"):

            (a)    Demising wall between the Premises and the balance of the Building which demising wall shall be painted on the surface within the Premises and shall be constructed using metal studs and drywall.

            (b)    2000 amp, 480 volt, 3 phase power to the electrical power panel within the Premises for Tenant's sole use (this power panel shall have a capacity for 3000 amps).

            (c)    Separately meter electricity to the Premises

      58.    Tenant Improvements. Tenant will improve the Premises as provided in the Work Letter attached hereto as Exhibit "D".

      59.    Right to Make Repairs. Notwithstanding any provision set forth in the Lease to the contrary, if Tenant provides written notice (or oral notice in the event of an emergency) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance and Landlord's failure to perform that work will result in a material impairment of Tenant's business operations in the Premises, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty-one (21) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that neither of such notices shall be required in the event of an emergency which threatens life or where there is imminent danger of damage to property), and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in

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taking such action plus interest thereon at the Interest Rate. In the event Tenant takes such action, and such work will affect the Building structure and/or the Building systems, Tenant shall use only those contractors used by Landlord in the Building for work on such Building structure or Building systems unless such contractors are unwilling or unable to perform, or timely and competitively perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Furthermore, if Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from Rent payable by Tenant under the Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of the Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, but as Tenant's sole remedy, Tenant may proceed to claim a default by Landlord. The provisions of this paragraph 59 shall not apply to any damage or destruction governed by paragraph 9 of this Lease.

      60.    Rent Abatement Right. Notwithstanding anything to the contrary in this Lease, if (a) Landlord fails to perform its maintenance obligations under this Lease (b) such failure is not due to any event beyond the direct control of Landlord or an event covered by paragraph 9, (c) Tenant has given Landlord reasonably prompt written notice of such failure and (d) as a result of such failure all or any part of the Premises are rendered untenantable (and, as a result, all or such part of the Premises are not used by Tenant during the applicable period) for more than five (5) consecutive business days, or ten  (10) non-consecutive business days in any twelve month period, then Tenant shall be entitled to an abatement of Rent proportional to the extent to which the Premises are thereby rendered unusable by Tenant, (x) in the event the applicable period is five (5) consecutive business days, commencing with the later of (i) the sixth business day during which such untenantability continues or (ii) the sixth business day after Landlord receives such notice from Tenant, or (y) in the event the applicable period is ten (10) non-consecutive business days in any twelve (12) month period, commencing with the later of (i) the tenth non-consecutive business day in any twelve (12) month period during which the untenantability continues or (ii) the second business day after Landlord receives such notice from Tenant that such untenantability has existed for more than ten (10) non-consecutive business days in any twelve (12) month period, and continuing until the Premises (or part thereof affected) are again usable or until Tenant again uses the Premises (or part thereof rendered unusable) in its

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business, whichever first occurs. Without limiting any other limitation on Tenant's remedies expressly provided for in this Lease, if Tenant elects to receive the foregoing rental abatement, it shall be Tenant's exclusive remedy for Landlord's failure. Notwithstanding the foregoing, the provisions of paragraph 9 and not the provisions of this subsection shall govern in the event of casualty damage to the Premises or Building and the provisions of paragraph 14 and not the provisions of this paragraph shall govern in the event of condemnation of all or a part of the Premises or Building.

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.
"LANDLORD"		"TENANT"

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA		MASON ELECTRIC CO., a Delaware Corporation

By:	UNIRE REAL ESTATE GROUP, INC., Its Managing Agent	By:	/s/ Kent Byington
Kent Byington, President
	By: /s/ Mark F. Harryman		[Printed Name and Title]

Mark F. Harryman, President
[Printed Name and Title]

	By: /s/ Thomas B. Hwang		By: /s/ Roya Hadaegh

	Thomas B. Hwang, Vice President, Prudential Real Estate Investors		Roya Hadaegh, Director of Finance
	[Printed Name and Title]		[Printed Name and Title]

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